Exhibit 14

AGREEMENT AND PLAN OF MERGER

dated as of

July 11, 2011

among

CONMED HEALTHCARE MANAGEMENT, INC.,

AYELET INVESTMENTS LLC

and

AYELET MERGER SUBSIDIARY, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of July 11, 2011 by and among Conmed Healthcare Management, Inc., a Delaware corporation (the “Company”), Ayelet Investments LLC, a Delaware limited liability company (“Parent”), and Ayelet Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have approved and deemed advisable the transactions contemplated by this Agreement, pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated by this Agreement and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Persons set forth on Schedule A are entering into a Voting Agreement with Parent substantially in the form attached as Exhibit A (the “Voting Agreement”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, James H. Desnick M.D. (“Desnick”) is entering into a limited guarantee in favor of the Company (the “Limited Guarantee”) pursuant to which Desnick is guaranteeing certain obligations of each of Parent and Merger Subsidiary set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.  Definitions.  (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“2007 Stock Option Plan” means the 2007 Stock Option Plan of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Physician Groups” means any physician practice groups, individual physicians or other licensed providers of medical services that, in each case, provide medical services and with which the Company or any Subsidiary is affiliated through a management services agreement, independent contractor agreement or other arrangement with the Company or any Subsidiary.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, statute, order, injunction, standards, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise, including, without limitation, Healthcare Laws.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended and any successor statute thereto.

“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide, written offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, or (iv) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger, or (v) any combination of the foregoing.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2010 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2010.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Scheduled Contract” means each contract or agreement filed or incorporated by reference as an exhibit to the Company 10-K, the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2011 and the Company’s current reports on Form 8-K filed with the SEC since January 1, 2011, in each case, pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act.

“Company Stock” means the common stock, $0.0001 par value, of the Company.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Laws or any agreement with any Person relating to human health and safety, the environment or Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, consents, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and relating to the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or any successor statute thereto.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Financing Sources” means the Persons that have entered into agreements in connection with the Debt Financing, the Equity Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter, the Equity Financing Commitments and any joinder agreements or credit agreements relating thereto.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, quasi-governmental authority, department, court, agency or official, including any commission, organization, division or political subdivision thereof.

“Government Contract” means any agreement with a Government Authority pursuant to which the Company or any Subsidiary provides services to a correctional facility.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“Healthcare Laws” means all Applicable Laws with respect to regulatory matters relating to the provision or administration of, or payment for, healthcare products or services, including, without limitation: (i) rules and regulations governing the operation and administration of Medicare, Medicaid or other federal or state healthcare programs; (ii) the Health Insurance Portability and Accountability Act of 1996, as amended (42 U.S.C. §§ 1320d through d-8), the Health Information Technology for Economic and Clinical Health Act enacted as part of the American Recovery and Reinvestment Act of 2009, Pub. L. No. 111-5 (2009), and the rules and regulations thereunder; (iii) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” and the rules and regulations thereunder; (iv) 42 U.S.C. §1395nn, commonly referred to as the “Stark Law,” and the rules and regulations thereunder; (v) 31 U.S.C. §§ 3729-33, commonly referred to as the “False Claims Act,” and the rules and regulations thereunder; (vi) 42 U.S.C. § 1320a-7(a), commonly referred to as the “Civil Monetary Penalties Law,” and the rules and regulations thereunder; (vii) 10 U.S.C. §§ 2306 and 2306a, commonly referred to as the “Truth in Negotiations Act,” and the rules and regulations thereunder; and (viii) state anti-kickback, self-referral, false claims, privacy, licensure, certificate of need, and corporate practice of medicine laws.

“Intellectual Property Rights” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, (v) all data, databases and data collections; (vi) computer software (whether in source code or object code form); (vii) moral rights, design rights, industrial property rights, publicity rights and privacy rights, (viii) any similar intellectual property or proprietary rights and (ix) any and all registrations and applications for registration of any of the foregoing in any jurisdiction and any renewals or extensions thereof; provided, however, that “Intellectual Property Rights” does not include any techniques, general ideas, concepts, information, technologies, algorithms or know-how relating to methods or processes of general application which can be recalled only from the memories of the Company’s personnel.

“knowledge” means, (i) with respect to the Company, the knowledge of Richard W. Turner, Thomas W. Fry, Stephen G. Goldberg, Larry F. Doll, Lawrence E. Delbridge and Ronald Grubman after reasonable inquiry, where reasonable inquiry shall solely mean reasonable inquiry of senior management of the Company, and (ii) with respect to Parent, the knowledge of the individuals set forth on Schedule B hereto after reasonable inquiry.

“Leased Real Property” means the parcels of land more fully described in Section 4.14(a) of the Company Disclosure Schedule under the heading “Leased Real Property”, together with all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon, all privileges and appurtenances thereto, all easements and rights-of-way used or useful in connection therewith, and all rights and privileges under the Real Property Leases relating thereto.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to either the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means any effect, circumstance, change, event or development, individually or in the aggregate, that has or have a material adverse effect on (i) the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the Company’s ability to perform its obligations under or consummate the transaction contemplated by this Agreement, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute in and of itself a Material Adverse Effect, nor shall any of the following be taken into account in determining whether a Material Adverse Effect has occurred or would result: (A) changes in the financial or securities markets or general economic or political conditions in the United States or any other market in which the Company or its Subsidiaries operate (including changes in interest rates or the availability of credit financing, and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter-market operating in the United States or any other market in which the Company or its Subsidiaries operate), (B) changes required by GAAP or changes required by the regulatory accounting requirements (or the interpretation thereof) applicable to any industry in which the Company and its Subsidiaries operate, or that result from any action taken for the purpose of complying with any such changes, (C) changes (including changes of Applicable Law) or conditions generally affecting the industries or markets in which the Company and its Subsidiaries operate, (D) changes in national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any acts of war, sabotage or terrorism or natural disasters (including acts of God, hurricanes, earthquakes or other weather conditions) involving the United States occurring prior to, on or after the date of this Agreement, (E) the entry into or announcement of the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby (including the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with suppliers, distributors and other business partners (excluding customers), and any impact on customers or employees, to the extent caused by the pendency or the announcement of the transactions contemplated hereby), (F) any failure in and of itself by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, (G) a change in the trading prices or volume of the Company Stock, (H) actions taken or omitted to be taken at the request of Parent, or any change that the Company can demonstrate resulted from Parent unreasonably withholding, conditioning or delaying its consent in violation of Section 6.01 with respect to any action requiring Parent’s consent thereunder, or (I) such other matters as set forth in Section 4.11 of the Company Disclosure Schedule, but solely to the extent set forth therein; except that in the case of each of clauses (A), (B), (C) and (D) to the extent such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industry in which the Company and its Subsidiaries operate; and provided that in the case of clauses (F) and (G), such clauses shall not prevent a party from asserting that any fact, circumstance, change, event, occurrence or effect that may have contributed to any such changes independently constitutes or contributed to a Material Adverse Effect.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by either the Company or any of its Subsidiaries including, without limitation, all registrations and applications for registrations for any Intellectual Property Rights which have been registered or applied for, or are otherwise recorded in the name of, the Company or any of its Subsidiaries.

“Permitted Liens” means (i) statutory, common or civil law Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Balance Sheet, (ii) statutory Liens for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Balance Sheet, and (iii) Liens arising under sales contracts and equipment leases with third parties entered into in the ordinary course of business which do not exceed $50,000 individually or $100,000 in the aggregate.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, association, joint venture, trust, Governmental Authority or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Real Property Leases” means all leases, lease guaranties, subleases, licenses, easements, and agreements, whether written or oral, for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all subordination, non-disturbance and attornment agreements and estoppel certificates with respect thereto.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than, in the case of the Company, Parent or any of its Affiliates and, in the case of Parent, the Company or any of its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(b)        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Acquisition Proposal Announcement	Section 11.04(b)(i)(2)
Adverse Company Recommendation Change	Section 6.03(a)
Agreement	Preamble
Alternative Debt Financing	Section 7.06(c)
Alternative Debt Financing Agreement	Section 7.06(c)
Alternative Debt Financing Commitment	Section 7.06(c)
Cash on Hand Amount	Section 9.02(g)
Certificates	Section 2.03(a)
Closing	Section 2.01(b)
Company	Preamble
Company Board Recommendation	Section 4.02(b)
Company Financial Statements	Section 4.08
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(c)
Company Stockholder Approval	Section 4.02(a)
Company Stockholder Meeting	Section 6.02
Company Stock Option	Section 2.04(a)
Company Stock Plans	Section 2.04(a)
Company Subsidiary Securities	Section 4.06(b)
Company Termination Fee	Section 11.04(b)(i)
Confidentiality Agreement	Section 7.04
Continuing Employees	Section 7.03(a)
Debt Financing	Section 5.08(a)
Debt Financing Agreements	Section 7.06(a)
Debt Financing Commitment	Section 5.08(a)
Desnick	Recitals
D&O Insurance	Section 7.02(c)
Dissenting Shares	Section 2.06
Effective Time	Section 2.01(c)
e-mail	Section 11.01
Employee Plans	Section 4.18(a)
Equity Financing	Section 5.08(a)
Equity Financing Commitments	Section 5.08(a)
Exchange Agent	Section 2.03(a)
Filing	Section 4.03
Financing	Section 5.08(a)
Financing Commitments	Section 5.08(a)

Term	Section

Gleacher & Company	Section 4.23
Indemnified Person	Section 7.02(a)
LLCP	Section 4.26
Material Contracts	Section 4.20(a)
Merger	Section 2.01(a)
Merger Consideration	Section 2.02(a)
Merger Subsidiary	Preamble
Option Consideration	Section 2.04(a)
Outside Date	Section 10.01(b)(i)
Parent	Preamble
Parent Termination Fee	Section 11.04(b)(iii)
Permit	Section 4.1
Proxy Statement	Section 4.10
Reduced Termination Expenses	Section 11.04(b)(ii)(2)
Related Party	Section 11.04(d)(i)
Representatives	Section 6.03(a)
Scheduled Material Contracts	Section 4.20
Superior Proposal	Section 6.03(e)
Surviving Corporation	Section 2.01(a)
Surviving Corporation Employee Plan	Section 7.03
Tax	Section 4.16(s)
Taxing Authority	Section 4.16(s)
Tax Return	Section 4.16(s)
Termination Expenses	Section 11.04(b)(ii)(1)
Uncertificated Shares	Section 2.03(a)
Voting Agreement	Recitals
Warrant Consideration	Section 2.05
Warrant	Section 2.05

Section 1.02.  Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01.    The Merger.

(a)        At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)        Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. EDT in New York City at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York, 10036 as soon as possible, but in any event no later than ten (10) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing.

(c)        At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed upon by the parties hereto and specified in the certificate of merger).

(d)        From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02.     Conversion of Shares. At the Effective Time:

(a)        Except as otherwise provided in Section 2.02(b), Section 2.06 or pursuant to the Equity Financing Commitments, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $3.85 in cash (the “Merger

Consideration”), without interest. As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration paid in accordance with Section 2.03, without interest.

(b)        Each share of Company Stock held by the Company as treasury stock or owned by Parent or any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c)        Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of Class A common stock of the Surviving Corporation with the same rights, powers and preferences as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.    Surrender and Payment.

(a)        Prior to the date of the Company Stockholder Meeting, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). As of or prior to the Effective Time, Parent shall make available to the Exchange Agent, as needed, the aggregate Merger Consideration to be paid pursuant to Section 2.02. Promptly after the Effective Time (but not later than two (2) Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock as of the Effective Time a letter of transmittal (which will be in customary form and reviewed by the Company prior to delivery thereof) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in effecting the surrender of Certificates or Uncertificated Shares in exchange for the Merger Consideration.

(b)        Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c)        If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)        All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificate or Uncertificated Shares. After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)        Any portion of the aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)        Any portion of the aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.04.  Stock Options.

(a)        By virtue of the Merger, each outstanding option to purchase shares of Company Stock under any employee stock option or compensation plan or arrangement of the Company (the “Company Stock Plans”) that is outstanding and unexercised immediately prior to the Effective Time, whether or not then exercisable or vested (a “Company Stock Option”), shall become fully vested and exercisable immediately prior to, and then shall be canceled at, the Effective Time, and the holder thereof shall, subject to Section 2.08, be entitled to receive, from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay to such holders), an amount in cash equal to the product of (i) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded up to the nearest cent, and (ii) the total number of shares of Company Stock subject to such fully vested and exercisable

Company Stock Option as in effect immediately prior to the Effective Time (the “Option Consideration”). The Option Consideration shall be paid in a one-time lump sum as promptly as practicable after the Effective Time (but no later than ten (10) Business Days after the Effective Time to the extent that a holder of a Company Stock Option has provided to the Company the written consent contemplated by Section 6.09(a) and to the extent reasonably practicable with respect to all other holders). In the event that the exercise price per share of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled, as of the Effective Time, without consideration or other payment thereon and shall have no further force or effect. As of the Effective Time, all Company Stock Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Stock Option shall cease to have any rights with respect thereto, except for the right to receive Merger Consideration, as applicable, as provided in this Section 2.04(a).

(b)        Prior to the Effective Time, the Company shall take such actions, if any, as are reasonably necessary to give effect to the transactions contemplated by this Section 2.04 (including, without limitation, the actions required by Section 6.09(a)).

Section 2.05.     Warrants.  By virtue of the Merger, each outstanding warrant to purchase shares of Company Stock that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested (a “Warrant”) shall become fully vested and exercisable immediately prior to, and then shall be canceled at, the Effective Time, and the holder thereof shall, subject to Section 2.08, be entitled to receive from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay to such holders), except as otherwise provided for in the written consent contemplated by Section 6.09(b), a one-time amount in cash equal to the product of (x) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Stock subject to such Warrants, with the aggregate amount of such payment rounded up to the nearest cent, and (y) the total number of shares of Company Stock subject to such fully vested and exercisable Warrants as in effect immediately prior to the Effective Time (the “Warrant Consideration”). The Warrant Consideration shall be paid in a lump sum as promptly as practicable after the Effective Time (but no later than ten (10) Business Days after the Effective Time to the extent that a holder of a Warrant has provided to the Company the written consent contemplated by Section 6.09(b) and to the extent reasonably practicable with respect to all other holders). In the event that the exercise price per share of any Warrant is equal to or greater than the Merger Consideration, such Warrant shall be cancelled, as of the Effective Time, without consideration or other payment thereon and shall have no further force or effect. As of the Effective Time, all Warrants shall no longer be outstanding and shall automatically cease to exist, and each holder of a Warrant shall cease to have any rights with respect thereto, except for the right to receive Merger Consideration, as applicable, as provided in this Section 2.05.

Section 2.06.  Dissenting Shares.  Notwithstanding Section 2.03, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock canceled in accordance with Section 2.02(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of Delaware Law (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger

Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of Delaware Law; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of Delaware Law or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of Delaware Law, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(a), without interest thereon and subject to any withholding of Taxes required by Applicable Law in accordance with Section 2.08, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. Within two (2) Business Days of receipt, the Company shall provide Parent written notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands under the applicable provisions of Delaware Law. Except with the prior written consent of Parent, or to the extent required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.07.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of Company Stock shall be changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon with a record date during such period but excluding any change that results from any exercise of Company Stock Options or Warrants that are outstanding as of the date hereof), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.08.  Withholding Rights.  Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.09.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may reasonably require, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01.  Certificate of Incorporation.  At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall read in its entirety as set forth in Exhibit B hereto and, as so amended, shall be the certificate of incorporation of Merger Subsidiary until thereafter amended in accordance with Delaware Law. Nothing in this Section 3.01 shall affect in any way the indemnification obligations provided for in Section 7.02.

Section 3.02.  Bylaws.  At the Effective Time, the bylaws of the Company shall be amended to be identical to the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law. Nothing in this Section 3.02 shall affect in any way the indemnification obligations provided for in Section 7.02.

Section 3.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in any Company SEC Document filed after December 31, 2010 and before the date of this Agreement or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and the Merger Subsidiary that:

Section 4.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all licenses, authorizations, permits, registrations, consents, approvals and similar authorizations issued by any Governmental Authority (collectively, the “Permits”) required to carry on its business as now conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect. The Company is not in material violation of any of the provisions of its certificate of incorporation and bylaws as currently in effect.

Section 4.02.  Corporate Authorization.

(a)      The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the

Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law).

(b)        At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved, subject to Section 6.03(b), to recommend approval and adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”), and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.

Section 4.03.    Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent authorization, approval, waiver, order, licenses, certificate, permit or action by or in respect of, or filing with, any Governmental Authority (each a “Filing”), including any Filing with respect to Healthcare Laws or any accreditation held by the Company or any Subsidiary other than (i) the Filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the Filing of the Proxy Statement with the SEC and compliance with any applicable requirements of the 1934 Act and any other applicable state or federal securities laws, and (iii) any Filing, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.04.    Non-contravention.  Except as set forth in Section 4.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, or acceleration or other change of any right or obligation under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien other than Permitted Liens on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05.     Capitalization.

(a)        The authorized capital stock of the Company consists of 40,000,000 shares of Company Stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of July 8, 2011, (i) 13,068,297 shares of Company Stock were issued and outstanding, (ii) 2,400,333 shares of Company Stock were subject to outstanding Company Stock Options at a weighted-average exercise price of $2.45 per share (of which Company Stock Options to purchase an aggregate of 1,733,652 shares of Company Stock were exercisable), (iii) 1,334,750 shares of Company Stock were subject to outstanding Warrants at a weighted-average exercise price of $1.21 per share (of which Warrants to purchase an aggregate of 1,334,750 shares of Company Stock were exercisable), and (iv) no shares of preferred stock were issued or outstanding. All outstanding shares of capital stock of the Company have been and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b)        Section 4.05(b) of the Company Disclosure Schedule contains a complete and correct list, as of July 8, 2011, of (i) each outstanding Company Stock Option, including the holder, date of grant, vesting schedule, exercise price and number of shares of Company Stock subject thereto, and (ii) each Warrant, including the holder, date of issuance, vesting schedule, exercise price, expiration date and number of shares of Company Stock subject thereto.

(c)        There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 4.05 and for changes since July 8, 2011 resulting from the exercise of Company Stock Options or Warrants outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, or other voting securities of or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities of or ownership interests in the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Except as set forth in the Warrants, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Except as set forth in Section 4.05(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(d)        None of (i) the shares of capital stock of the Company or (ii) the Company Securities are owned by any Subsidiary of the Company.

Section 4.06.    Subsidiaries.

(a)        Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all Permits required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company 10-K identifies, as of its filing date, all Subsidiaries of the Company and their respective jurisdictions of organization. Each Subsidiary of the Company is wholly-owned, directly or indirectly, by the Company. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws or similar organizational documents for each Subsidiary as currently in effect. No Subsidiary is in material violation of any of the provisions of its certificate of incorporation and bylaws or similar organizational documents, as currently in effect.

(b)        All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are, where applicable, duly authorized, validly issued, fully paid and non-assessable, and such capital stock or other voting securities are owned by the Company, directly or indirectly, free and clear of any Lien, other than Permitted Liens, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of or ownership interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of or ownership interests in any Person.

Section 4.07.      SEC Filings.

(a)        The Company has timely filed with or furnished to the SEC, and made available to Parent (including via EDGAR) all reports, schedules, forms, statements, prospectuses, registration statements, correspondence and other documents required to be filed or furnished by the Company since January 1, 2009 (collectively, together with any exhibits and schedules thereto or incorporated by reference therein and other information incorporated therein, the “Company SEC Documents”). To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation as of the date hereof.

(b)        As of its filing date (and as of the date of any amendment or superseding filing), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act or 1934 Act, as applicable.

(c)        As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1933 Act or 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)        Since December 31, 2010, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE Amex.

(e)        The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to provide reasonable assurance that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)        Since January 1, 2009, the Company has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2009.

(g)        There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, made any prohibited loans to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.

(h)        Section 4.07(h) of the Company Disclosure Schedule describes, and the Company has made available to Parent copies of the documentation creating or governing, all off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated by the SEC) that existed or were effected by the Company or any of its Subsidiaries since January 1, 2009.

Section 4.08.      Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (the “Company Financial Statements”) included or incorporated by reference in the Company SEC Documents fairly present, in all material respects, in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and notes in the case of any unaudited interim financial statements). Except as required by GAAP or as disclosed in the Company SEC Documents, the Company has not, between the last day of its most recently ended fiscal year and the date hereof, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year. The Company has not received any written advice or written notification from its independent registered accounting firm that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of the Company and its Subsidiaries any properties, assets, liabilities, revenues or expenses in any material respect. The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past two (2) full fiscal years or during the current fiscal year that is currently outstanding or that resulted in an adjustment to, or any restatement of, the Company Financial Statements.

Section 4.09.      No Undisclosed Material Liabilities.  Except as set forth in Section 4.09 of the Company Disclosure Schedule, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise other than liabilities or obligations: (a) disclosed and provided for in the Company Balance Sheet or in the notes thereto; (b) incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; (c) incurred in connection with the transactions contemplated by this Agreement; and (d) that would not reasonably be expected to exceed, individually or in the aggregate, $350,000.

Section 4.10.      Information Supplied.  The information supplied by the Company for inclusion in the proxy statement, or any amendment or supplement thereto, to be sent to the Company stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”) shall not, at the time filed with the SEC and as of the date such Proxy Statement or any amendment or supplement thereto is mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting which has become misleading. The representations and warranties contained in this Section 4.10 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein. If at any time prior to the Company Stockholder Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event.

Section 4.11.  Absence of Certain Changes.  Except as set forth in Section 4.11 of the Company Disclosure Schedule, since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a)        any event, occurrence or development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)        any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of the Company, or any redemption, repurchase or other acquisition by the Company or any Subsidiary of any Company Securities or any Company Subsidiary Securities (other than in connection with the forfeiture or exercise of equity based awards, options, warrants and restricted stock in the Company or any Subsidiary in either case, in accordance with existing agreements or terms);

(c)        any material change in any method of accounting or accounting practice by the Company or any Subsidiary, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act;

(d)        (i) with respect to any director, officer, employee or independent contractor of the Company or any of its Subsidiaries whose annual base salary exceeds $150,000 (excluding any medical doctor employee of the Company or any of its Subsidiaries who does not have any operational control), and except to the extent required by Applicable Law, (A) any grant of any new or any material increase of any severance or termination pay to (or any amendment to any existing severance pay or termination arrangement), except for increases in the ordinary course of business consistent with past practice, or (B) any entering into of any employment, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement), (ii) any material increase in benefits payable under any existing severance or termination pay policies, except as provided for in such policies, (iii) any establishment or adoption of or material amendment to, except as required by Applicable Law, any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, welfare benefit, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) any increase in compensation, bonus or other benefits payable to any director, officer, employee or independent contractor of the Company or any of its Subsidiaries whose annual base salary exceeds $150,000 (excluding any medical doctor employee of the Company or any of its Subsidiaries who does not have any operational control), except for increases in the ordinary course of business consistent with past practice;

(e)        any material Tax election made or changed or any material method of tax accounting adopted or changed, except, in each case, as may be required as a result of a change in Applicable Law or in GAAP; the Company has not entered into any closing agreement relating to Taxes, filed any amended Tax Return, settled or consented to any claim or assessment relating to Taxes, incurred any obligation to make any payment of, or in respect of, any Taxes, except in the ordinary course of business, or agreed to extend or waive the statutory period of limitations for the assessment or collection of Taxes;

(f)        any material Tax claim, audit or assessment settled or compromised; or

(g)        any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date hereof through the Effective Time without Parent’s consent would constitute a breach of (i) Sections 6.01(a), (b), (c), (e), (f), (g), (h), (j), (k), (l), (m), (n), (o), (p), and (q), (ii) Section 6.01(r) with respect to the foregoing subsections of Section 6.01, or (iii) Section 6.05(a).

Section 4.12.   Permits; Compliance with Laws.

(a)        Each of the Company and each of its Subsidiaries is in possession of all Permits necessary for each of the Company and its Subsidiaries to own, lease and operate its properties or to carry on its business as it is being conducted as of the date of this Agreement, except for those Permits the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. Except as set forth on Section 4.12(a) of the Company Disclosure Schedule, since January 26, 2007, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any material Permit.

(b)        The Company and each of its Subsidiaries is and since January 26, 2007 has been in compliance in all material respects with, and has not been, to the knowledge of the Company, threatened to be charged with or given written or, to the knowledge of the Company, oral notice of any violation of, any Applicable Law, any Permit, or any term or condition under any Government Contract or that informs the Company or any Subsidiary that it is under investigation by a Government Authority. To the knowledge of the Company, no Affiliated Physician Group has received any written or oral communication from a Government Authority that alleges that any Affiliated Physician Group is not in material compliance with any Applicable Law, any Permit or any term or condition under any Government Contract or that informs such Affiliated Physician Group that it is under investigation by a Government Authority.

(c)        The Company and each of its Subsidiaries are, and at all times since January 26, 2007 have been, in compliance with the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any comparable foreign law or statute, except for such violations or noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.13.    Litigation.  Except as set forth in Section 4.13 of the Company Disclosure Schedule, (i) there is no material action, claim, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any officers, directors or employees (in their capacities as such) of the Company or any of its Subsidiaries before (or, in the case of threatened actions, claims, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, and (ii) there is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding, or, to the knowledge of the Company, threatened against, the Company, any of its Subsidiaries, any of their officers, directors or employees (in their capacities as such) which would reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.14.  Real Property and Personal Property.

(a)        Section 4.14(a) of the Company Disclosure Schedule contains a true and complete list, by street address or other location information, of all Leased Real Property, together with a list of each of the Real Property Leases thereto. The Company has good and valid leasehold interests in the Leased Real Property and under the Real Property Leases, in each case free and clear of all Liens other than Permitted Liens. The Company is not, and to the knowledge of the Company, no other party to a Real Property Lease, is in default under any Real Property Lease, and no event has occurred which with notice or the passage of time or both would constitute a breach or default thereunder, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect

(b)        Neither the Company nor any of its Subsidiaries has any fee ownership in any real property.

(c)        The Company and its Subsidiaries have legal and valid title to, or a valid and enforceable right to use, all of the tangible personal properties and assets used or held for use by the Company and its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries, except for such defects or failures that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All such tangible personal properties and assets, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for such Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.15.    Intellectual Property.

(a)        Section 4.15(a) of the Company Disclosure Schedule lists each patent and each registered trademark, registered service mark and copyright owned by the Company or any of its Subsidiaries, and each pending patent application or application for registration that has been filed on behalf of the Company or any of its Subsidiaries.

(b)        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are the sole owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Liens other than Permitted Liens. The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the material Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or, to the knowledge of the Company, any material Licensed Intellectual Property Rights. The Company and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and, to the knowledge of the Company, no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries.

(c)        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, none of the Company and its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries relating to any Intellectual Property Rights or any of the Company’s or its Subsidiaries’ rights therein. None of the Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and all such Owned Intellectual Property Rights are valid and enforceable.

Section 4.16.  Taxes.  Except as set forth on Section 4.16 of the Company Disclosure Schedule:

(a)        All material Tax Returns required to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (including any extensions), and all such Tax Returns are true, correct and complete in all material respects.

(b)        The Company and each of its Subsidiaries has paid (or has withheld and remitted) to the appropriate Taxing Authority all material Taxes that have become due and payable (or that the Company is required to withhold and remit), except for such Taxes that are being contested in good faith or for which the Company has established reserves on the Company Balance Sheet in accordance with GAAP.

(c)        The unpaid Taxes of the Company and each of its Subsidiaries for Tax periods through the Company Balance Sheet Date do not exceed the accruals and reserves for Taxes on the Company Balance Sheet (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) and all unpaid Taxes of the Company and each of its Subsidiaries for all Tax periods commencing after the Company Balance Sheet Date arose in the ordinary course of business.

(d)        Neither the Company nor any of its Subsidiaries has granted an extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect.

(e)        There is no claim, examination, audit, action, suit, proceeding, investigation or other proceeding ongoing or pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax.

(f)        There are no Liens for material Taxes (other than statutory liens for Taxes not yet due and payable or Taxes being contested in good faith, for which adequate reserves have been established on the Company Balance Sheet in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(g)        (i) Neither the Company nor any of its Subsidiaries is a party to or is bound by any tax sharing agreement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries and which is identified in Section 4.16(g) of the Company Disclosure Schedules) or any other agreement described in clause (iii) of the definition of Tax; (ii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local, or foreign law), or as a transferee or successor, by contract or otherwise; and (iii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the group the common parent of which was the Company).

(h)        To the knowledge of the Company, neither the Company nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4).

(i)        Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Effective Time as a result of any (i) installment sale or open transaction made on or prior to the Effective Time; (ii) advance amounts or prepaid amounts received prior to the Effective Time; (iii) election by the Company or any of its Subsidiaries under Section 108(i) of the Code; (iv) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any analogous provision of state, local or federal law); (v) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign law); or (vi) any “closing agreement as described in Section 7121 of the Code (or any analogous provision of state, local or foreign law) executed on or prior to the Effective Time.

(j)        Since January 26, 2007, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(k)        During the five (5)-year period described in Section 897(c)(1), the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(l)         The Company has delivered or made available to Parent (i) complete and correct copies of all Tax Returns of the Company and its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(m)        There is no contract, agreement, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of the Company or any Subsidiary that, individually or collectively, could give rise to a (or already has resulted in a) payment or provision of any other benefit (including accelerated vesting) by the Company or any Subsidiary that could not be deductible by reason of Section 280G of the Code or could be subject to an excise tax under Section 4999 of the Code.

(n)        To the knowledge of the Company, no written claim has been made in the last three (3) years that the Company or any Subsidiary has not properly paid Taxes or filed Tax Returns in a jurisdiction in which such Person does not file a Tax Return.

(o)        “Tax” means (i) any tax, governmental fee, assessment or other governmental charge, duty, imposition relating to taxes, including taxes based upon or measured by gross receipts, income (gross or net), profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), and any liability for any of the foregoing as transferee or successor, (ii) liability for the payment of any Tax of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined, unitary or similar group and (iii) liability for the payment of any amount as a result of being party to any tax sharing agreement or tax indemnification agreement. “Tax Return” means any report, return, document, declaration, claim for refund, election or other information or filing supplied to any Taxing Authority or third party with respect to Taxes, including any schedules or information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments to any of the foregoing.

Section 4.17.    Environmental Matters.

(a)        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and since January 26, 2007 have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no liabilities or obligations of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and, to the knowledge of the Company, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation.

(b)        Since January 26, 2007, there has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the Leased Real Property that has not been delivered to Parent at least five (5) Business Days prior to the date hereof.

(c)        None of the transactions contemplated by this Agreement will trigger any material filing or other action under any environmental transfer statute.

Section 4.18.   Employee Benefit Plans.  Except as set forth in Section 4.18 of the Company Disclosure Schedule:

(a)        Section 4.18(a) of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, compensation, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other material forms of incentive or deferred compensation, vacation benefits, health or medical benefits, employee assistance programs, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered, contributed to or required to be contributed to by the Company or any Affiliate and covers any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or may have any liability, including by reason of having an ERISA Affiliate. Such plans are referred to collectively herein as the “Employee Plans.”

(b)        With respect to each Employee Plan, to the extent applicable, the Company has furnished or made available to Parent (i) all documents constituting the plan, (ii) the trust agreement, (iii) the summary plan description and any summaries of material modification, (iv) the three most recent annual reports on Form 5500 and (v) with respect to any plan intended to be qualified within the meaning of Section 401(a) of the Code, the most recent determination letter.

(c)        Neither the Company, any of its Subsidiaries, nor any ERISA Affiliate of such entity nor any predecessor thereof sponsors, maintains, contributes to, or has any liability with respect to, or has in the past sponsored, maintained, contributed to, or had any liability with respect to, any Employee Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, any multiemployer plan as defined in Section 3(37) of ERISA, any multiple employer plan as defined in Section 413 of the Code, any multiple employer welfare arrangement as defined in Section 3(40) of ERISA, or any funded welfare plan as defined in Section 419 of the Code.

(d)        Each Employee Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated in compliance with Section 409A of the Code and the regulations promulgated thereunder, and no such plan has resulted or would reasonably be expected to result in a participant incurring income acceleration or excise Taxes under Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any obligation for any Taxes imposed pursuant to Section 409A of the Code.

(e)        Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter would be likely to be revoked or not be reissued. Except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, each Employee Plan has been maintained, funded and administered in compliance with its terms and with the requirements prescribed by Applicable Law, and there has been no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Employee Plan. No fiduciary to any Employee Plan has any liability for breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of any of the assets of any Employee Plan.

(f)         The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, officer, director or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.

(g)        Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees, officers, directors or independent contractors of the Company or its Subsidiaries except as required by Section 4980B of the Code and Part 6 of Title I of ERISA.

(h)        There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2010, other than in the ordinary course consistent with past practice.

(i)         All contributions due under each Employee Plan have been paid when due or properly accrued on the Company’s consolidated financial statements.

(j)        There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.

(k)        No Employee Plan is subject to the laws of any jurisdiction outside of the United States of America.

Section 4.19.  Labor.

(a)        Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any labor contracts or collective bargaining agreements with any persons employed by the Company or any of its Subsidiaries or any persons otherwise performing services primarily for the Company or any of its Subsidiaries, and, except as set forth in Section 4.19(a) of the Company Disclosure Schedule, no employee of the Company or any of its Subsidiaries is covered by any such contracts or agreements. Since December 31, 2010, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any work stoppage or labor strike against the Company or any of its Subsidiaries by employees, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)        To the knowledge of the Company, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognitions or certification other than as has been disclosed by the Company to Parent. There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any foreign equivalent and, to the knowledge of the Company, no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any foreign equivalent or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)        Since January 26, 2007, the Company and its Subsidiaries (i) have complied with Applicable Laws relating to the employment of labor and collective bargaining agreements and (ii) are not liable for any arrears of wages or any taxes or any penalty for a failure to comply with the foregoing, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, the Company and its Subsidiaries are not liable to any Governmental Authority or fund governed or maintained by or on behalf of any Governmental Authority for any material payment with respect to any social security or other benefits or obligations for employees (save for routine payments to be made in the ordinary course of business). There are no actions, suits, claims or administrative matters pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any employee of the Company or its Subsidiaries. Except as provided in Section 4.19(c) of the Company Disclosure Schedule, the services provided by each of the Company’s and its Subsidiaries’ employees located in the United States of America are terminable at the will of the Company.

(d)        Since January 26, 2007, neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff’ within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

Section 4.20.  Material Contracts.

(a)        Section 4.20(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each contract or agreement described below in this Section 4.20(a) to which the Company or any of its Subsidiaries is a party to or bound by (collectively, the “Material Contracts”):

(i)           any Company Scheduled Contract;

(ii)          any note, debenture, guarantee, loan, credit or financing agreement or instrument, other contract relating to indebtedness for borrowed money or other contract relating to indebtedness in excess of $75,000;

(iii)          any Real Property Lease, lease, sublease, rental or occupancy agreement, installment or conditional sale agreement, or other contract where the Company or one of its Subsidiaries is a sublessor, tenant or subtenant;

(iv)          any joint venture, partnership or other contract involving a share of profits, losses, costs or liabilities;

(v)          any contract between the Company or any of its Subsidiaries, on the one hand, and any director, officer or affiliate of the Company or any of its Subsidiaries, on the other hand (other than employment or indemnification arrangements entered into in the ordinary course of business);

(vi)          any employment contracts or arrangements (including without limitation any collective bargaining contract or union agreement) in which the Company or any of its Subsidiaries is a party relating to the employees of the Company or any of its Subsidiaries whose annual base salary exceeds $150,000 that are currently in effect and which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty (or any augmentation or acceleration of benefits);

(vii)          any agreement, contract or commitment requiring the Company or any of its Subsidiaries to indemnify or hold harmless any person, other than those entered into in the ordinary course of business;

(viii)          any agreement or other contract containing exclusivity covenants or covenants limiting, in any material respect, the ability of the Company or any of its Subsidiaries to compete with any person or engage in any line of business or in any area or territory;

(ix)         any contract relating to the acquisition, lease, license or disposition by the Company or any of its Subsidiaries of assets and properties (other than in the ordinary course of business), where the fair market value of the assets and properties exceeds $50,000;

(x)          any contract with a Governmental Authority;

(xi)         any contract under which (1) any person has directly or indirectly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries or (2) the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other person (in each case other than endorsements for the purpose of collection in the ordinary course of business or indemnification obligations entered in the ordinary course of business);

(xii)         any contract granting any person a material Lien on all or any part of the assets of the Company or any of its Subsidiaries, other than Permitted Liens or Liens that will be released at or prior to the Closing;

(xiii)        any contract involving aggregate annual payments or accruals in excess of $100,000 in any twelve (12) month period, to be made by or to the Company or any of its Subsidiaries after the date hereof;

(xiv)       any contract or agreement with physicians, physician groups or any other healthcare entity or provider where the annual payments are in excess of $100,000;

(xv)        any performance bond, payment bond or similar arrangement;

(xvi)       any agreement with any affiliates of the Company or any of its Subsidiaries; and

(xvii)      any earn-out or similar deferred payment obligations to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise.

(b)        Except as set forth in Section 4.20(b) of the Company Disclosure Schedule and except for breaches, violations or defaults which would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, (i) each of the Material Contracts is valid, binding, enforceable and in full force and effect, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law) and (ii) neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any other party to a Material Contract, has violated in any material respect any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and (iii) neither the Company nor any of its Subsidiaries has received written notice that it has in any material respect breached, violated or defaulted under any Material Contract.

Section 4.21.  Insurance.  Section 4.21 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies carried by, or covering, (i) the Company or any of its Subsidiaries with respect to each of their business, assets and properties, and (ii) the directors and officers of the Company or its Subsidiaries, together with, in respect of each such policy, the amount of coverage and the deductible. The Company and its Subsidiaries maintain insurance policies in such amounts as the Company reasonably believes to be prudent in accordance with industry practice (taking into account the cost and availability of such insurance). Each insurance policy set forth on Section 4.21 of the Company Disclosure Schedule is in full force and effect (other than due to the ordinary expiration of the term thereof) and all premiums due thereon have been paid in full. Between January 1, 2009 and the date of this Agreement, the Company has not received any written notice from any insurance company of any (a) premature cancellation or invalidation of any material insurance policy held by the Company or any of its Subsidiaries (except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by the Company or any of its Subsidiaries, or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by the Company or any of its Subsidiaries, except for notices that (i) are in accordance with the terms of the insurance policy, or (ii) have been withdrawn or are no longer pending. Except as set forth on Section 4.21 of the Company Disclosure Schedule, there is no pending claim by the Company or any of its Subsidiaries under any insurance policy held by the Company or any of its Subsidiaries in excess of $100,000.

Section 4.22.  State Takeover Statutes; Stockholder Rights Plan.  The Company has opted out of Section 203 of Delaware Law with the effect that the provisions of such Section are inapplicable to this Agreement, the Merger and the other transactions contemplated hereby and thereby, and, accordingly, no such restrictions nor other anti–takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti–takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby. The Company does not have any stockholder rights plan, “poison pill” or similar plan or arrangement in effect.

Section 4.23.  Finders’ Fees.  Except for Gleacher & Company Securities, Inc. (“Gleacher & Company”), a copy of whose engagement letter has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.24.  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Gleacher & Company, financial advisor to the Company, to the effect that, as of the date the Board of Directors approved this Agreement, and based upon and subject to the assumptions, qualifications, limitations and other matters considered in the preparation of such opinion, the Merger Consideration to be received by the holders of Company Stock in the

Merger other than, Desnick, Levine Leichtman Capital Partners, Inc. (“LLCP”), investment funds affiliated or associated with Desnick and LLCP and their respective affiliates is fair, from a financial point of view, to such holders.

Section 4.25.  Government Contracts.  Except as set forth on Section 4.25 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice that any Governmental Authority that is currently a party to a material agreement or contract with the Company intends to terminate, fail to renew, or substantially reduce its business with the Company and its Subsidiaries, and, to the knowledge of the Company, no such Governmental Authority has terminated or substantially reduced its business with the Company and its Subsidiaries in the twelve (12) months immediately preceding the date hereof (other than upon the expiration of, or failure to renew, any material agreement or contract).

Section 4.26.  Change of Control.  Section 4.26 of the Company Disclosure Schedule sets forth the amount of any compensation or remuneration of any kind or nature in excess of $50,000 which is or may become payable to any present or former employee, consultant, independent contractor, agent or director of the Company or any of its Subsidiaries, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

Section 4.27.  Absence of Questionable Payments.  To the knowledge of the Company, since January 26, 2007, none of the Company, any Subsidiary or any of their respective managers, directors, officers, agents, employees, or Affiliates or any other Persons acting on their behalf have, in their capacity with or on behalf of the Company or any Subsidiary: (i) used or committed to use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made or committed to make any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds, (ii) accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

Section 4.28.  Professional Licenses.  To the knowledge of the Company, each Affiliated Physician Group and other licensed providers of medical services who currently perform medical services for the Company and each Subsidiary under any Government Contract is duly licensed or certified by the appropriate Government Authority to perform medical services in the applicable state where such person performs such medical services to the extent required by Applicable Law or under any Government Contract.

Section 4.29.  Absence of Claims to Federal or State Healthcare Programs.  Except as set forth on Section 4.29 of the Company Disclosure Schedule, neither the Company, nor any Subsidiary, nor, to the knowledge of the Company, any Affiliated Physician Group has submitted any claim or billed any federal or state healthcare program or any other third-party payor for services rendered under any Government Contract, excluding any payments received from the respective correctional facilities and jails under the Government Contracts.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Each of Parent and Merger Subsidiary, jointly and severally, represents and warrants to the Company that:

Section 5.01.  Corporate Existence and Power.  Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

Section 5.02.  Corporate Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the limited liability company or corporate powers of Parent and Merger Subsidiary and, except for the adoption of this Agreement by the sole stockholder of Merger Subsidiary, have been duly authorized by all necessary limited liability company or corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law).

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the 1934 Act and any other applicable state or federal securities laws, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.04.  Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or similar governing documents) of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, or acceleration under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.05.  Ownership of Company Stock.  As of the date hereof, Parent does not own any shares of Company Stock, and is the beneficiary of Equity Financing Commitments covering an aggregate of 1,428,000 additional Shares of Company Stock.

Section 5.06.  Information Supplied.  The information supplied by Parent for inclusion in the Proxy Statement shall not, at the time filed with the SEC and as of the date it or any amendment or supplement thereto is mailed to the stockholders of the Company or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting which has become misleading. The representations and warranties contained in this Section 5.06 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 5.07.  Litigation.  There is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.08.   Parent Financial Capability.

(a)        Parent has delivered to the Company true and complete copies of (i) a fully-executed commitment letter, dated as of the date hereof, by and among LLCP, Desnick, Medical Equity Dynamics, LLC, Parent and Merger Subsidiary (the “Debt Financing Commitment”), including the term sheets attached thereto, pursuant to which the lenders set forth therein have agreed to lend, subject to the conditions contained therein, the amounts set forth therein (the “Debt Financing”), and (ii) a fully-executed Equity Commitment Letter, dated as of the date hereof, by and between Desnick and India Investment Company and a fully-executed Commitment Letter, dated as of the date hereof, by and between India Investment Company and Parent (the “Equity Financing Commitments” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the Investor (as defined therein) has committed to invest, subject to the conditions contained therein, the amount set forth therein (the “Equity Financing” and together with the Debt Financing, and each for the purposes of consummating the transactions contemplated by this Agreement, the “Financing”).

(b)        As of the date hereof, none of the Financing Commitments has been amended or modified except to the extent permitted by this Agreement, and, as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect, and as of the date hereof, to the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default thereunder. As of the date hereof, the Financing Commitments are in full force and effect and are legal, valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, the other parties thereto, subject to (i) the termination or expiration thereof in accordance with its terms and (ii) the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. As of the date hereof, all commitment fees and other fees, if any, required to be paid pursuant to each of the Financing Commitments have been paid in full or will be duly paid in full when due. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. Assuming the satisfaction of all of the conditions to Parent’s obligation to consummate the Merger, the accuracy in all material respects of the representations and warranties of the Company in Article 4 hereof, compliance by the Company in all material respects with the covenants contained in this Agreement, and the Financing is funded in accordance with the terms and conditions of the Financing Commitment, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments will be sufficient at the Effective Time, together with cash and cash equivalents in the Company’s bank accounts immediately prior to the Effective Time in an amount sufficient to satisfy the condition to Closing set forth in Section 9.02(h), for Parent and the Surviving Corporation to pay (i) the Merger Consideration, the Option Consideration and the Warrant Consideration in accordance with the terms of this Agreement and (ii) all associated fees and expenses of the Merger required to be paid or satisfied by Parent or Merger Subsidiary hereunder. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent and Merger Subsidiary at the Closing as contemplated in the Financing Commitments.

(c)        Neither Parent nor Merger Subsidiary is, as of the date hereof, aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in any Financing Commitment inaccurate in any material respect or that would cause the commitments provided in any Financing Commitment to be terminated or ineffective or any of the conditions contained therein not to be met.

(d)        The equity investment under the Equity Financing Commitments is not subject to any condition other than the fulfillment in accordance with the terms hereof of the conditions to Parent’s and Merger Subsidiary’s obligations to consummate the Merger set forth in Section 9.01 and Section 9.02.

(e)        Concurrently with the execution of this Agreement, Desnick has delivered to the Company the duly executed Limited Guarantee executed by Desnick, in favor of the Company with respect to the performance by Parent and Merger Subsidiary, respectively, of certain of their respective obligations under this Agreement. The Limited Guarantee is in full force and effect and is the valid, binding and enforceable obligation of Desnick, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law), and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Desnick under the Limited Guarantee.

Section 5.09.  Operations of Merger Subsidiary.  Merger Subsidiary has been formed solely for the purpose of engaging in the transactions contemplated hereby and Merger Subsidiary has not engaged in any business activities or incurred any liabilities or obligations other than as contemplated by this Agreement.

Section 5.10.  Solvency.  Assuming (a) satisfaction of the conditions to Parent’s obligations to consummate the Merger as set forth herein, (b) the accuracy in all material respects of the representations and warranties of the Company set forth in Article 4 hereof (disregarding all materiality and Material Adverse Effect qualifications contained therein), and (c) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon reasonable assumptions, (d) compliance by the Company with its covenants and agreements hereunder, (i) immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Parent or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Surviving Corporation shall, as of such date, be able to pay its debts as they become due and shall own assets having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature; and (ii) immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Parent or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Surviving Corporation shall not have, as of such date, unreasonably small capital to carry on its business in which it is engaged or proposed to be engaged. Neither Parent nor Merger Subsidiary is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or the Surviving Corporation.

Section 5.11.  Agreements with Company Stockholders, Directors or Management.  As of the date hereof, except for the Equity Financing Commitments and the Voting Agreements, neither Parent, Merger Subsidiary nor any of their respective Affiliates is a party to any contract or agreement with any member of the Company’s management, directors or stockholders that relate in any way to this Agreement or the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01.  Conduct of the Company.  From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, or unless Parent shall otherwise consent in writing, conduct its business in the ordinary course consistent with past practice and, to the extent consistent with and not in violation of any other provisions of this Section 6.01, the Company shall use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local Permits, (iii) keep available the services of its directors, officers and key employees and (iv) subject to the right of contract parties to exercise applicable rights, maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated by this Agreement, set forth in Section 6.01 of the Company Disclosure Schedule or to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed with respect to the matters set forth in Sections 6.01(d), (f), (g), (i), (k), (m), (n), (o), (p) and, to the extent related to any of the foregoing Sections, Section 6.01(r)), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)        amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)        (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends paid by a direct or indirect wholly-owned Subsidiary of the Company to the Company or to any of the Company’s other direct or indirect wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any shares of capital stock of any Subsidiary;

(c)        (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Stock Options or Warrants that are outstanding on the date of this Agreement in accordance with the terms of those options or warrants on the date of this Agreement, and (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company, or (ii) amend any term of any Company Security or any Company Subsidiary Security, provided, however, that the Company may (x)

amend any Warrant subject to fair value accounting to remove the provisions that resulted in liability treatment under such fair value accounting standards and (y) amend any Company Stock Option or Warrant as contemplated by Section 6.09(a) and Section 6.09(b);

(d)        incur any capital expenditures or any obligations or liabilities in respect thereof, in excess of $50,000 individually or $100,000 in the aggregate;

(e)        acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, in each case, with a value in excess of $50,000 individually or $150,000 in the aggregate, other than licenses of Licensed Intellectual Property Rights, inventory, supplies, equipment and other similar items in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice;

(f)        sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) the sale of equipment, inventory, products or services in the ordinary course of business consistent with past practice, or (ii) licensing Owned Intellectual Property Rights in the ordinary course of business consistent with past practice;

(g)        make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company and (ii) advances of travel and other reasonable out-of-pocket expenses to directors, officers and employees in the ordinary course of business consistent with past practices;

(h)        (i) create, incur, assume or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof having an aggregate principal amount outstanding at any time greater than $50,000 in the aggregate (together with all other indebtedness for borrowed money or guarantees of the Company or its Subsidiaries) or (ii) amend, modify or refinance any of the foregoing, if any;

(i)        enter into, renew, amend, modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder; provided, however, that the foregoing shall not prevent or preclude the Company or any of its Subsidiaries from (x) negotiating and/or renewing in the ordinary course of business consistent with past practice any Material Contracts which expire upon their terms or (y) entering into any client or customer or supplier contracts or agreements in the ordinary course of business consistent with past practice, regardless of whether or not any such contract or agreement would constitute a Material Contract if it had been entered into as of the date hereof;

(j)        except to the extent required to comply with Applicable Law or as required to comply with any Employee Plan, (i) grant any new or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) other than providing standard severance or termination rights in connection with new hires, in the ordinary course of business consistent with past practice and so long any such payments are not payable upon, increase as a result of, or are otherwise related to, a change of control or similar transaction, (ii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) other than in connection with new hires or promotions in the ordinary course of business consistent with past practice, (iii) increase benefits payable under any existing severance or termination pay policies, (iv) establish, adopt or amend any Employee Plan, collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement, (v) increase compensation, bonus or other benefits payable to any director, officer, employee with an annual base salary in excess of $100,000, consultant or independent contractor of the Company or any of its Subsidiaries except for regularly scheduled increases to current employees made in the ordinary course of business consistent with past practice or pursuant to an employment agreement or arrangement in existence on the date hereof, (vi) modify or otherwise alter the payroll practices or policies of the Company or any of its Subsidiaries, or (vii) accelerate the payment of any bonus or other amounts (relative to the timing contemplated as of the date of this Agreement);

(k)        make any material change in the Company’s fiscal year or methods of accounting, except as required by concurrent changes in GAAP, in Regulation S-X of the 1934 Act, or Applicable Law and agreed to by the Company’s independent public accounting firm;

(l)        offer, propose, agree to or otherwise settle, pay, discharge, satisfy or waive (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation, claim or dispute against the Company, any of its Subsidiaries or any of their officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby in each case, with respect to clauses (i), (ii) and (iii), if such settlement would, in any single case, result in damages, fines or other penalties payable to or by the Company or its Subsidiaries in excess of $150,000;

(m)        enter into any joint venture, partnership or similar arrangement or enter into any collective bargaining agreement or other agreement with a labor union or works council;

(n)        implement any action which constitutes a “mass layoff” under the WARN Act;

(o)        enter into a new line of business;

(p)        fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

(q)        adopt or enter into any plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement); or

(r)        authorize, agree, or commit to do any of the foregoing.

Section 6.02.  Company Stockholder Meeting.  Subject to the terms set forth in this Agreement, the Company shall take all action reasonably necessary to establish a record date, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as soon as reasonably practicable following the date hereof, for the purpose of voting on the Company Stockholder Approval; provided, however, that the Company may, delay, adjourn or postpone the date of the Company Stockholder Meeting (i) if and to the extent necessary to obtain a quorum of its stockholders to take action at the Company Stockholder Meeting, (ii) if and to the extent the Company determines in good faith (after consultation with outside legal counsel) that such delay, adjournment or postponement is required by Applicable Law and/or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith (after consultation with outside legal counsel) is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting. The Company Stockholder Meeting shall be held as soon as commercially practicable following the date on which the Proxy Statement is cleared by the SEC. Subject to Section 6.03, the Company, acting through the Board of Directors of the Company, shall (a) recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders and (b) use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything contained herein to the contrary, the Company’s obligation to take all action reasonably necessary to duly call, give notice of, convene and hold the Company Stockholder Meeting as soon as commercially practicable following the date hereof, for the purpose of voting on the Company Stockholder Approval, shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Company Acquisition Proposal or the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or committee’s approval or recommendation of the Merger or this Agreement. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure or other matters required by Applicable Law) which the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

Section 6.03.    No Solicitation; Other Offers; Obligation to Terminate Existing Discussions.

(a)        General Prohibitions. Except as expressly permitted by Section 6.03(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to, any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect thereto, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party in connection therewith, or otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or encourage any such inquiries, proposals, discussions or negotiations, (iii) fail to make, or withdraw, change, qualify or modify (or publicly propose to withdraw, change, qualify or modify) in a manner adverse to Parent, the

Company Board Recommendation (or adopt, approve or recommend, or publicly propose to adopt, approve or recommend, a Company Acquisition Proposal or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Company Recommendation Change”), (iv) enter into any agreement or understanding (including, without limitation, any definitive transaction document, letter of intent or similar agreement) relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (vi) resolve or propose to do any of the foregoing. It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Company Acquisition Proposal.

(b)        Exceptions. Notwithstanding anything in this Agreement to the contrary, at any time prior to, but not after, the approval and adoption of this Agreement by the Company’s stockholders, the Company, directly or indirectly through its Representatives, may, as long as the Company, its Subsidiaries and their Representatives shall not have breached or taken any action inconsistent with Section 6.03(a), (i) engage in negotiations or discussions with any Third Party and its Representatives that has made after the date of this Agreement a Company Acquisition Proposal that the Board of Directors of the Company reasonably believes constitutes or would reasonably be expected to lead to a Superior Proposal, (ii) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to such Third Party, in each case pursuant to a customary confidentiality agreement (which confidentiality agreement shall not prohibit the Company or its Subsidiaries from providing any information to Parent required by this Section 6.03) with such Third Party with terms no less favorable to the Company than those contained in the Confidentiality Agreement (and in any event, which includes a customary standstill provision); provided, however, that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to such Third Party, subject to the right of the Company to withhold information where such disclosure would contravene any Applicable Law and (iii) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take, in each case referred to in the foregoing subclauses, (i) and (ii) only if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and its financial advisors, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from (x) complying with Rule 14e-2(a) under the 1934 Act with regard to a Company Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.03, (y) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, after receipt of advice from its outside counsel, failure to so disclose could reasonably be determined to be inconsistent with its fiduciary duties or Applicable Law, or (z) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act.

(c)        Required Notices. The Board of Directors of the Company shall not take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action at least 48 hours in advance of taking such action, and, after taking such action, the Company shall continue to advise Parent as promptly as practicable (and in any event within 48 hours) of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent as promptly as practicable (but in no event later than 48 hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, any notification to the Company (or any of its Representatives) that would reasonably be expected to result in a Company Acquisition Proposal or of any request received by the Company (or any of its Representatives) for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, or would reasonably be expected to lead to, a Company Acquisition Proposal. The Company shall identify the Third Party making, and the terms and conditions of, any such Company Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Company Acquisition Proposal, indication or request and shall as promptly as practicable (but in no event later than 48 hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Company Acquisition Proposal.

(d)        Adverse Company Recommendation Change. Further, the Board of Directors of the Company shall not make an Adverse Company Recommendation Change in response to a Company Acquisition Proposal (or terminate this Agreement pursuant to Section 10.01(d)(i)), unless (i) such Company Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under Applicable Law, (ii) the Company promptly notifies Parent, in writing at least three (3) Business Days before taking that action, of its intention to do so and attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Company Acquisition Proposal, (iii) the Company negotiates, and has used its reasonable best efforts to cause its Representatives to negotiate, in good faith with Parent during such negotiation period to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, and (iv) Parent does not make, within three (3) Business Days after its receipt of that written notification, an offer that, in the good faith judgment of the Board of Directors of the Company, is at least as favorable to the stockholders of the Company as such Superior Proposal. In the event that during the notice periods described in the preceding sentence any revisions are made to terms of such Superior Proposal and the Board of Directors of the Company in its good faith judgment reasonably determines that such revisions are material, the Company shall, in each case, deliver to Parent an additional notice and a notice period of three (3) Business Days shall have recommenced from the date of receipt by Parent of such additional notice unless the event requiring notice pursuant to this Section 6.03(d) occurred less than three (3) Business Days prior to the Company Stockholder Meeting, in which case the Company shall deliver notice to Parent of such event as promptly as reasonably practicable.

(e)        Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a Company Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of its financial advisor and outside legal counsel and taking into account all the terms and conditions of the Company Acquisition Proposal, including the expected timing and likelihood of consummation of the proposal, any financing conditions associated with the proposal, the identity of the Person making the proposal, any break-up fees, expense reimbursement provisions and other conditions to consummation, are more favorable to the Company’s stockholders from a financial point of view than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(d)), which the Board of Directors of the Company determines in good faith is reasonably likely to be consummated without undue delay relative to the transactions contemplated by this Agreement and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined in good faith to be available by the Board of Directors of the Company.

(f)        Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Company Acquisition Proposal.

Section 6.04.   Access to Information.  From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement (as defined below), the Company shall (i) upon prior written request to the Company, give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries at all reasonable times, (ii) furnish Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its and its Subsidiaries’ employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent in its investigation. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, constitute a waiver of the attorney-client privilege of the Company or its Subsidiaries or contravene any Applicable Law or binding agreement entered into prior to the date of this Agreement, provided that the Company has used its commercially reasonable efforts to provide the requested information in a way that would not result in a violation, waiver or contravention, as applicable.

Section 6.05.   Tax Matters.

(a)        From the date hereof until the Effective Time, except as set forth in Section 6.05 of the Company Disclosure Schedule, as disclosed in the Company SEC Documents or as may be required as a result of a change in Applicable Law or in GAAP, neither the Company nor any of its Subsidiaries shall make, rescind, or change any election with respect to Taxes (other than elections consistent with past practices); change any Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax Return; settle or compromise any Tax claim, audit or assessment; enter into an agreement with respect to Taxes with any Governmental Entity (including a “closing agreement” under Code section 7121); surrender any right to claim a refund for Taxes; consent to any non-automatic extension of the statute of limitations applicable to any Tax claim or assessment; or take any other similar action.

(b)        All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement, including the Merger and including any real property transfer tax and any similar Tax (but excluding any such Taxes required to be paid by reason of the payment of consideration to a Person other than the holder of record of the Shares with respect to which such payment is made) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 6.06.  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against the Company and/or any of its directors or officers relating to this Agreement, the Merger or any of the transactions contemplated hereby, and no such settlement of any stockholder litigation shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.07.  Financing Assistance.  Prior to the Closing, the Company shall, and shall cause its Subsidiaries and its Representatives to, reasonably cooperate with Parent or its financing sources in connection with the satisfaction of the conditions set forth in the Debt Financing Commitment, including: (i) causing the Company and its Subsidiaries to execute and deliver customary guarantee, pledge and security documents and related solvency and officer certificates or other documents as may be reasonably requested by Parent and otherwise reasonably facilitating the guaranteeing of obligations and the pledging of collateral (provided that no obligations of the Company or its Subsidiaries or its Representatives under any such agreement, certificate, document or instrument shall be effective unless and until the Closing occurs and the foregoing documents shall be held in escrow pending the Closing); (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries, including information required by regulatory authorities including under applicable “know your customer” and anti-money-laundering rules and regulations; (iii) permitting the prospective lenders involved in the financing activities to evaluate and appraise the Company’s and its Subsidiaries’ current assets and liabilities, cash management and accounting systems and policies and procedures relating thereto for the purpose of establishing collateral arrangements; (iv) participating in meetings, presentations, due diligence sessions and similar sessions, including with potential lenders as reasonably requested by Parent; (v) establishing bank and other accounts and blocked account agreements in connection with the foregoing that are effective after the Effective Time; (vi) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing immediately prior to the Effective Time to the extent direct borrowings or debt incurrences by the Company or any Subsidiary are contemplated by the Debt Financing Commitment (provided that no obligations of the Company or its Subsidiaries or its Representatives under any such agreement, certificate, document or instrument shall be effective unless and until the Closing occurs and the foregoing documents shall be held in escrow pending the Closing); (vii) requesting customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing; (viii) assisting in obtaining consents, landlord waivers and estoppels, non-disturbance agreements and legal opinions; and (ix) furnishing to the lenders promptly, and in any event at least ten (10) days prior to the Closing Date, with all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act. The provisions of this Section 6.06 shall not require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Debt Financing prior to the Closing and Parent shall bear all costs and reimburse the officers and directors of the Company and its Subsidiaries for any out-of-pocket expenses they may incur in complying with this Section 6.06, including expenses associated with attending meetings, presentations or similar sessions. Parent and its affiliates shall not use the Company’s or its Subsidiaries logos in connection with the Debt Financing without the prior written consent of the Company.

Section 6.08.   Update of the Company Disclosure Schedule.  From time to time prior to the Effective Time, the Company will promptly supplement or amend the Company Disclosure Schedule in writing to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to correct any information in the Company Disclosure Schedule which has been rendered inaccurate thereby, which information may include, for the avoidance of doubt, the expiration of any Material Contract in accordance with its terms.

Section 6.09.   Consent of Option and Warrant Holders.

(a)        Prior to the Effective Time, the Company shall use commercially reasonable efforts to obtain the written consent of each holder of a Company Stock Option to the amendment of the 2007 Stock Option Plan and the option award agreements issued thereunder to provide for the cancellation of the Company Stock Options at the Effective Time of the Merger in exchange for the Option Consideration. The form of written consent of the holders of Company Stock Options shall be in form and substance reasonably satisfactory to Parent.

(b)        Prior to the Effective Time, the Company shall use commercially reasonable efforts to obtain the written consent of each holder of a Warrant to the amendment of the Warrant in form and substance reasonable satisfactory to Parent.

Section 6.10.   Payment of Taxes. The Company represents that the Company has filed a Voluntary Disclosure Application with the State of Washington and the Company further covenants to take all commercially reasonable actions to complete the voluntary disclosure process prior to the Effective Time and, to the extent such process is completed prior to the Effective Time, to take commercially reasonable actions to pay all Tax liabilities (inclusive of interest, penalties and fines) owed by the Company (or any of its Subsidiaries) to the State of Washington prior to the Effective Time. The Company shall keep Parent promptly informed of the progress of the voluntary disclosure process.

ARTICLE 7

COVENANTS OF PARENT

Each of Parent and Merger Subsidiary agrees that:

Section 7.01.   Voting of Shares.  Parent shall vote any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting, and shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02.   Director and Officer Liability. Without limiting any additional rights that any Person may have under any agreement or Company Plan, Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)        From the Effective Time through the seventh anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses (provided, however, that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by Applicable Law) to, the current and former officers and directors of the Company and its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof or indemnification agreements with any such directors and officers of the Company and its Subsidiaries in effect on the date hereof; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b)        Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. Further, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Articles of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of seven (7) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c)        Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall, or shall cause the Surviving Corporation to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least seven (7) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy, and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto; and provided, further, that in no event shall the Company pay (or agree to pay) in excess of $200,000 for any such D&O Insurance policy. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least seven (7) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such seven (7)-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which excess amount has been made available to Parent; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)        If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02. The rights of this Section 7.02 are intended to be for the benefit of the Third Parties referenced in this Section 7.02 and their respective heirs and legal representatives.

(e)        The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.02 is not prior to, or in substitution for, any such claims under any such policies. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, and shall not be terminated or modified in a manner as to adversely affect any Indemnified Person to whom this Section 7.02 applies without the consent of such affected Indemnified Party.

(f)        Parent shall cause the Surviving Corporation to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.02.

Section 7.03.  Employee Matters.

(a)        Following the Effective Time, Parent shall cause the Surviving Corporation to give each employee of the Company or any of its Subsidiaries as of the Effective Time who continues employment with the Surviving Corporation or any of its Affiliates (each, a “Continuing Employee,” and collectively, the “Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Surviving Corporation Employee Plan (as defined below), (b) determination of benefit levels under any Surviving Corporation Employee Plan or policy relating to vacation or severance and (c) determination of “retiree” status under any Surviving Corporation Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, Parent shall cause the Surviving Corporation to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Surviving Corporation and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Surviving Corporation Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other material forms of incentive or deferred compensation, vacation benefits, health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case, maintained by the Surviving Corporation or any of its Subsidiaries.

(b)        During the six (6)-month period following the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to, provide to all Continuing Employees, to the extent they remain employed during such six (6)-month period, compensation and benefits (other than equity-based compensation) that are in the aggregate substantially comparable to the compensation and benefits provided by the Company and its Subsidiaries to the Continuing Employees as in effect immediately prior to the Effective Time.

(c)        Nothing in this Section 7.03 shall (i) be treated as an amendment of, or undertaking to amend, any benefit plan, (ii) prohibit Parent or any of its Subsidiaries, including the Surviving Corporation, from amending any employee benefit plan, (iii) obligate Parent, the Company, the Surviving Corporation or any of their respective Affiliates to retain the employment of any particular employee or (iv) confer any rights or benefits on any person other than the parties to this Agreement.

Section 7.04.  Confidentiality.  Each of Parent and Merger Subsidiary will hold and treat and will cause its officers, employees, auditors and other authorized Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Subsidiary in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated February 22, 2011, by and between the Company and James H. Desnick, M.D. (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall survive the termination of this Agreement.

Section 7.05.  Equity Financing Commitments.

(a)        Parent and Merger Subsidiary acknowledge that they have committed to provide, subject to the Equity Financing Commitments, the Equity Financing, including, as applicable, (i) using reasonable best efforts to maintain in effect the Equity Financing Commitments, (ii) using reasonable best efforts to ensure the accuracy of all representations and warranties of Parent or Merger Subsidiary set forth in the Equity Financing Commitments, (iii) using reasonable best efforts to comply with all covenants and agreements of Parent or Merger Subsidiary set forth in the Equity Financing Commitments, (iv) using reasonable best efforts to satisfy on a timely basis all conditions applicable to Parent or Merger Subsidiary set forth in the Equity Financing Commitments that are within their control, and (v) upon satisfaction of such conditions and other conditions set forth in Section 9.01 and Section 9.02 (other than those conditions that by their nature are to be satisfied at the Closing, subject to the fulfillment or waiver of those conditions), consummating the financing contemplated by the Equity Financing Commitments at or prior to the Closing (and in any event prior to the Outside Date). Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.05 or elsewhere in this Agreement shall require Parent or Merger Subsidiary to (i) bring any enforcement action against the counterparty to the Equity Financing Commitments, (ii) seek the Equity Financing from any source other than the counterparty to the Equity Financing Commitments, or in any amount in excess of that contemplated by, the Equity Financing Commitments or (iii) except as otherwise set forth in this Agreement, pay any fees in excess of those contemplated by the Equity Financing Commitments (whether to secure waiver of any conditions contained therein or otherwise).

(b)        Neither Parent nor Merger Subsidiary shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Financing Commitments without the prior written consent of the Company. Each of Parent and Merger Subsidiary agrees to notify the Company promptly if at any time prior to the Closing Date (i) the Equity Financing Commitments expire or are terminated for any reason (or if any person attempts or purports to terminate the Equity Financing Commitments, whether or not such attempted or purported termination is valid), (ii) the equity investors under the Equity Financing Commitments refuse to provide or express an intent in writing to refuse to provide the full Equity Financing on the terms set forth in the Equity Financing Commitments or (iii) for any reason, Parent or Merger Subsidiary no longer believes in good faith that it will be able to obtain all or any portion of the Equity Financing on the terms set forth in the Equity Financing Commitments.

(c)        Parent and Merger Subsidiary each acknowledge and agree that the obtaining of the Equity Financing is not a condition to the Closing.

Section 7.06.  Debt Financing Commitment.

(a)        Parent and Merger Subsidiary shall use their respective reasonable best efforts to obtain the Debt Financing on the terms and conditions set forth in the Debt Financing Commitment (or terms not materially less favorable, in the aggregate, to Parent and Merger Subsidiary taken as a whole (including with respect to the conditionality thereof)) (provided, that, Parent and Merger Subsidiary may replace or amend the Debt Financing Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitment as of the date hereof, or otherwise so long as the terms would not adversely impact the ability of Parent and Merger Subsidiary to timely consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby), including by using reasonable best efforts to (i) maintain in effect the Debt Financing Commitment and negotiate a definitive agreement (collectively, the “Debt Financing Agreement”) with respect to the Debt Financing Commitment on the terms and conditions set forth in the Debt Financing Commitment (or on terms not materially less favorable, in the aggregate, to Parent and Merger Subsidiary, taken as a whole, (including with respect to the conditionality thereof (as determined in the good faith judgment of Parent)) than the terms and conditions in the Debt Financing Commitment), (ii) ensure the accuracy of all representations and warranties of Parent or Merger Subsidiary set forth in the Debt Financing Commitment or Debt Financing Agreement, (iii) comply with all covenants and agreements of Parent or Merger Subsidiary set forth in the Debt Financing Commitment or Debt Financing Agreement, (iv) satisfy on a timely basis all conditions applicable to Parent or Merger Subsidiary set forth in the Debt Financing Commitment or Debt Financing Agreement that are within their control and (v) upon satisfaction of such conditions and the other conditions set forth in Section 9.01 and Section 9.02 (other than those conditions that by their nature are to be satisfied at the Closing, subject to the fulfillment or waiver of those conditions), to consummate the Debt Financing at or prior to the Closing (and in any event prior to the Outside Date). In the event that all conditions in the Debt Financing Commitment (other than the availability of funding of any of the financing contemplated under the Equity Financing Commitments) have been satisfied or, upon funding will be satisfied, each of Parent and Merger Subsidiary shall use its reasonable best efforts to cause the lender party to the Debt Financing Commitment to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this

Agreement and otherwise enforce its rights under the Debt Financing Commitment. Except as expressly provided in Section 7.06(c), nothing contained in Sections 7.06(a)-(b) or elsewhere in this Agreement shall require Parent or Merger Subsidiary to (i) bring any enforcement action against the counterparty to the Debt Financing Commitment, (ii) seek the Debt Financing from any source other than the counterparty to the Debt Financing Commitment, or in any amount in excess of that contemplated by, the Debt Financing Commitment, (iii) except as otherwise set forth in this Agreement, pay any fees in excess of those contemplated by the Debt Financing Commitment (whether to secure waiver of any conditions contained therein or otherwise), or (iv) amend, alter or waive any of the terms or conditions of the Debt Financing Commitment or the Debt Financing Agreement. Parent will furnish to the Company correct and complete copies of any Debt Financing Agreement or any Alternative Debt Financing Commitment (as defined below) and, in each case, ancillary documents thereto (redacted to the extent necessary to comply with confidentiality agreements, provided that such redacted information does not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Debt Financing).

(b)        Upon the Company’s reasonable request, Parent shall inform the Company regarding all material activity concerning the Debt Financing, including any material adverse change with respect to the Debt Financing. Without limiting the foregoing, each of Parent and Merger Subsidiary agrees to notify the Company promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date (i) a Debt Financing Commitment expires or is terminated for any reason (or if any person attempts or purports to terminate a Debt Financing Commitment, whether or not such attempted or purported termination is valid), (ii) the lender refuses to provide all or any portion of the Debt Financing contemplated by a Debt Financing Commitment on the terms set forth therein, or (iii) for any reason Parent or Merger Subsidiary no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing on substantially the terms described in the Debt Financing Commitments. Neither Parent nor Merger Subsidiary shall, nor shall it permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to impair, delay or prevent consummation of all or any portion of the Debt Financing. Neither Parent nor Merger Subsidiary shall amend or alter, or agree to amend or alter, a Debt Financing Commitment in any manner that would materially impair, delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company.

(c)        If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in a Debt Financing Commitment or Debt Financing Agreement other than due to a breach of the representations and warranties or covenants of the Company or a failure of a condition to be satisfied by the Company, each of Parent and Merger Subsidiary shall use its reasonable best efforts to arrange to promptly obtain such Debt Financing from alternative sources on terms not less favorable to Parent and Merger Subsidiary (as determined in the good faith judgment of Parent) in an amount sufficient, when added to the portion of the Financing that is available (assuming the Company and its Subsidiaries have on hand immediately prior to the Effective Time cash and cash equivalents in an amount sufficient to satisfy the condition to Closing set forth in Section 9.02(h)), to pay in cash all amounts required to be paid by Parent, the Surviving Corporation and Merger Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration, the Warrant Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement (“Alternative Debt Financing”) and to obtain a new financing commitment letter (the “Alternative Debt Financing Commitment”) and a new definitive agreement with respect thereto (the “Alternative Debt Financing Agreement”) that provides for financing on terms not materially less favorable, in the aggregate, to Parent and Merger Subsidiary taken as a whole and in an amount that is sufficient, when added to the portion of the Financing that is available (assuming the Company and its Subsidiaries have on hand immediately prior to the Effective Time cash and cash equivalents in an amount sufficient to satisfy the condition to Closing set forth in Section 9.02(h)), to pay in cash all amounts required to be paid by Parent, the Surviving Corporation and Merger Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration, the Warrant Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing, the term “Debt Financing Commitment” as used in this Agreement shall be deemed to include any Alternative Debt Financing Commitment, and the term “Debt Financing Agreement” as used in this Agreement shall be deemed to include any Alternative Debt Financing Agreement.

(d)        Parent and Merger Subsidiary each acknowledge and agree that the obtaining of the Debt Financing is not a condition to the Closing.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01.  Reasonable Best Efforts.

(a)        Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) causing the conditions to the Merger set forth in Article 9 to be satisfied, (ii) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (iii) obtaining and maintaining all Permits and other confirmations required to be obtained from any Governmental Authority or other third party, including consents under any Material Contract, that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement, subject to Section 6.03. Parent and the Company shall promptly consult with the other with respect to, provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other Person or any other information supplied by such party with any Governmental Authority or any other Person or any other information supplied by such party to a Governmental Authority or any other Person in connection with this Agreement and the transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall use reasonable best efforts to file applications and any other filings that may be required to own and operate X-ray equipment with the state healthcare regulatory agencies in the states where the Company and its Subsidiaries currently operate.

Section 8.02.  Proxy Statement and Other Required Company Filings.  Within five (5) Business Days after the date hereof, the Company shall engage a proxy solicitation firm (which proxy solicitation firm shall be reasonably acceptable to Parent). As soon as reasonably practicable following the date hereof, but in no event later than ten (10) Business Days after the date hereof, the Company shall prepare and file with the SEC the Proxy Statement in connection with the solicitation of proxies from the Company’s stockholders for use at the Company Stockholder Meeting. Parent and Merger Subsidiary shall furnish all information concerning Parent and Merger Subsidiary (and their respective Affiliates, if applicable) as may be reasonably requested by the Company to be included in the Proxy Statement. The Company shall use reasonable best efforts to cause a definitive Proxy Statement to be filed with the SEC, respond to any comments of the SEC or its staff, and disseminate to the Company’s stockholders as promptly as practicable following the filing thereof with the SEC and the earlier of (a) if the SEC does have comments, confirmation from the SEC that it has no additional comments on the Proxy Statement, or (b) the expiration of the 10-day waiting period provided in Rule 14a-6(a) under the 1934 Act. Neither the Company nor any of its Affiliates, if applicable, shall file any document, correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement in any such case without providing Parent and Merger Subsidiary a reasonable opportunity to review and comment thereon or participate therein, as the case may be and shall include in such Proxy Statement comments reasonably proposed by Parent or Merger Subsidiary. Unless this Agreement is earlier terminated pursuant to Article 10, the Company shall (i) advise Parent and Merger Subsidiary promptly after it receives notice thereof, of any receipt of a request, whether written or oral, by the SEC or its staff for an amendment or revisions to the Proxy Statement, any receipt of comments from the SEC or its staff on the Proxy Statement or any receipt of a request by the SEC or its staff for additional information in connection therewith, and (ii) provide Parent and Merger Subsidiary with copies of all correspondence with its Representatives, on the one hand, and the SEC or its staff, on the other hand with respect to the Proxy Statement or any other filing required under Applicable Law. The Company shall provide Parent and its counsel with a reasonable opportunity to provide comments on the Company’s response to such SEC comments (to which reasonable and good faith consideration shall be given). If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent or Merger Subsidiary, or any of their respective directors, officers or Affiliates, should be discovered by the Company, Parent or Merger Subsidiary which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement or any other filing required under Applicable Law, as applicable, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement or the applicable filing required under Applicable Law describing such information shall be promptly prepared and filed with the SEC and, to the extent required by Applicable Law or the SEC or its staff, disseminated to the Company’s stockholders.

Unless the Company Board has effected an Adverse Company Recommendation Change, the Company shall include the Company Board Recommendation in the Proxy Statement and, if applicable, any other filing required under Applicable Law.

Section 8.03.  Public Announcements.  Except as may be required by Applicable Law or stock market regulations:

(a)        The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent; and

(b)        No other public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed);

provided, however, in each case, that if such release or announcement is required by Applicable Law or stock market regulations, the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, and the parties will use their commercially reasonable efforts to reach mutual agreement as to the language of such release or announcement in advance of publication, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided, further, that the restrictions set forth in this Section 8.03 shall not apply to any release, announcement or disclosure made or proposed to be made following an Adverse Company Recommendation Change.

Section 8.04.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.  Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a)        any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)        any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)        any notice or other communication sent, delivered or otherwise communicated from any Governmental Authority to the Company or any of its Subsidiaries related to the matters described in Section 9.02(f); provided, however, the Company shall have no such notice obligation to the extent a communication from any such Governmental Authority is through public notice that does not specifically identify the Company;

(d)        any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(e)        any inaccuracy of any representation or warranty of that party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 9.02(b) or Section 9.03(b) not to be satisfied; and

(f)        any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause the conditions set forth in Section 9.02(a) or Section 9.03(a) not to be satisfied;

provided, however, that the delivery of any notice pursuant to this Section 8.05 shall not affect or be deemed to modify any representation or warranty made by any party hereunder or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.06.  Section 16 Matters.  Prior to the Effective Time, the Company may approve such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16(a) of the 1934 Act with respect to equity securities of the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.07.  Stock Exchange De-listing; 1934 Act Deregistration.  Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE Amex to enable the de-listing by the Surviving Corporation of the Company Stock from the NYSE Amex and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 8.08.  Resignations.  The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of all directors of the Company and each of its Subsidiaries.

Section 8.09.  Estoppel Certificate.  The Company shall use commercially reasonable efforts to obtain and deliver, or cause to be delivered to Parent an executed landlord estoppel and consent certificate in form and substance acceptable to Parent with respect to each parcel of Leased Real Property included on Section 4.14(a) of the Company Disclosure Schedule.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01.  Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a)        the Company Stockholder Approval in accordance with Delaware Law shall have been obtained; and

(b)        no Governmental Authority having jurisdiction over any party hereto shall have issued any order or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Applicable Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

Section 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions, any of which may be waived in writing exclusively by Parent and Merger Subsidiary:

(a)        Performance of Obligations of the Company. The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time.

(b)        Representations and Warranties. (A) The representations and warranties of the Company set forth in Section 4.05 shall be true and correct in all respects at and as of the date of this Agreement and as of the Effective Time, (B) the representations and warranties of the Company contained in Section 4.01, Section 4.02, Section 4.03, Section 4.06, Section 4.12, Section 4.22 and Section 4.23 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (C) the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (C), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (it being understood that, in determining the accuracy of the representations and warranties for purposes of this Section 9.02(b), any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded).

(c)        Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the Effective Time, and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Sections 9.02(a) and 9.02(b) have been satisfied.

(d)        Dissenting Shares. The aggregate number of Dissenting Shares as of the Effective Time shall not equal or exceed 7% of the aggregate number of shares of Company Stock at such time.

(e)        No Material Adverse Effect. No event, occurrence, development or state of circumstances, change, fact or condition shall have occurred since the date of this Agreement that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

(f)        No Adverse Change in Law. There shall not have been (i) enacted any change in Applicable Law, (ii) any change in the enforcement of any Applicable Law, or (iii) any public announcement by a Governmental Authority indicating that it intends to change its interpretation or enforcement of Applicable Law, in each case, that would reasonably be expected to impair in any material respect the ability of the Company or any of its Subsidiaries to continue to conduct their businesses in a manner consistent with historical practice in Arizona, Maryland, Virginia and Washington.

(g)        Cash on Hand. The Company and its Subsidiaries shall have on hand immediately prior to the Effective Time cash and cash equivalents determined in accordance with GAAP in an aggregate amount equal to or greater than the sum of (i) $12 million plus, (ii) in the event the Company has not paid (in full, in cash) its annual premium for the Company’s fiscal 2012 professional liability insurance policy prior to the Effective Time, cash and cash equivalents in an aggregate amount equal to $1 million, plus (iii) an amount equal to the portion of payroll accrual of the Company and its Subsidiaries, in the aggregate, for the period beginning on the day following the last pay date of the Company preceding the Closing Date and ending on the Closing Date, it being understood that the amount of payroll accrual of the Company and its Subsidiaries immediately following the last pay date of the Company preceding the Closing Date shall begin at zero and the payroll shall accrue thereafter through the Closing Date in a manner consistent with past practice, plus (iv) in the event that at the Effective Time the Tax liabilities owed to the State of Washington have not been paid in full, cash and cash equivalents in an aggregate amount equal to $500,000 (clauses (i), (ii), (iii) and (iv) together being the “Cash on Hand Amount”); provided that, to the extent that the Company has cash and cash equivalents in excess of the Cash on Hand Amount immediately prior to the Effective Time, the Company shall use any such excess cash and cash equivalents to make, immediately after the Effective Time, change of control payments in an aggregate amount not to exceed the amounts listed on item 1 of Section 4.26 of the Company Disclosure Schedule.

(h)        Revenues. There shall not have been any cancellation or termination of customer contracts of the Company or any of its Subsidiaries, that are in effect as of the date of this Agreement (other than the customer contract with Creek County, Oklahoma), that in aggregate would have the effect of a loss of revenue greater than $4,265,000 over a twelve (12)-month period.

(i)        Company Stock Options. The Company shall have obtained the written consent contemplated by Section 6.08(a) from the holders of at least 95% of the aggregate number of shares of Common Stock underlying the Company Stock Options outstanding immediately prior to the Effective Time.

(j)        Warrants. The Company shall have obtained the written consent contemplated by Section 6.08(b) from the holders of at least 95% of the aggregate number of shares of Common Stock underlying the Warrants outstanding immediately prior to the Effective Time.

(k)        Surety. The Company and its Subsidiaries shall have obtained a fully-enforceable endorsement from Hanover Insurance Group which effectuates the terms of the draft endorsement previously delivered to the Company and Parent prior to the date of this Agreement.

(l)        Professional Liability Insurance. The Company and its Subsidiaries shall have obtained a fully-enforceable endorsement, effective under the terms of the Company’s existing professional liability insurance policy with Lexington Insurance Company, which effectuates the terms set forth on Section 9.02(l) of the Company Disclosure Schedule.

(m)        Amended Tax Return. The Company shall have filed its amended 2007 federal tax return and paid all amounts due in connection with such tax return.

(n)        Tax Certificate. The Company shall have provided a certificate, duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulation, certifying that the shares of the Company are not United States real property interests within the meaning of Section 897(c) of the Code.

Section 9.03.  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions, any of which may be waived in writing exclusively by the Company:

(a)        Performance of Obligations of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time.

(b)        Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) with, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the Merger.

(c)        Officer’s Certificate. Each of Parent and Merger Subsidiary shall have delivered to the Company a certificate, dated the Effective Time, and signed by its chief executive officer or another senior officer on behalf of Parent or Merger Subsidiary, as applicable, certifying to the effect that the conditions set forth in Sections 9.03(a) and 9.03(b) have been satisfied.

ARTICLE 10

TERMINATION

Section 10.01. Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Company’s stockholders):

(a)        by mutual written agreement of the Company and Parent;

(b)        by either the Company or Parent, if:

(i)        the Merger has not been consummated on or before December 31, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Effective Time to occur by such time;

(ii)        (A) any Applicable Law makes consummation of the Merger illegal or otherwise prohibited or (B) any Governmental Authority of competent jurisdiction shall have issued an order, decree or rule or taken any other action (including the failure to have taken an action), that may have the effect of permanently enjoining or otherwise prohibiting the Company or Parent from consummating the Merger and such injunction or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this clause (B) shall not be available to any party hereto unless such party shall have used its reasonable best efforts to contest, appeal and remove such injunction; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose action or failure to act has been the principal cause of, or resulted directly in, such Applicable Law or action prohibiting consummation of the Merger; or

(iii)        at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained.

(c)        by Parent, if:

(i)        (A) an Adverse Company Recommendation Change shall have occurred, (B) the Board of Directors of the Company shall have failed to include the Company Board Recommendation in the Proxy Statement, (C) the Company shall have failed to call or hold the Company Stockholder Meeting in accordance with Section 6.02, (D) at any time after receipt or public announcement of a Company Acquisition Proposal, the Board of Directors of the Company shall have failed to recommend against any publicly announced Company Acquisition Proposal and reaffirm the Company Board Recommendation as promptly as practicable (but in any event within three (3) Business Days following a request by Parent to do so and in any event at least two (2) Business

Days prior to the Company Stockholder Meeting) after receipt of any written request to do so from Parent, (E) the Company enters into any agreement providing for, or a letter of intent, memorandum of understanding, term sheet or similar arrangement contemplating, a Company Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.03(b)), (F) a tender or exchange offer relating to its securities shall have been commenced by a Third Party and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 promulgated under the 1934 Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer, or (G) the Company or the Company Board of Directors shall have publicly announced its intention to do any of the actions set forth in the foregoing clauses (A), (B) or (E);

(ii)        there shall have been a breach by the Company of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach of any such covenants or agreements or any such representations or warranties would, individually or in the aggregate, result in, the failure of the conditions set forth in Section 9.02(a), Section 9.02(b) or Section 9.02(e) and which breach has not been cured within thirty (30) days following receipt of notice thereof to the Company or, by its nature, cannot be cured within such period; provided, however, that, at the time of delivery of such notice, Parent or Merger Subsidiary shall not be in material breach of its or their obligations under this Agreement;

(iii)       any of the conditions set forth in Section 9.02(g), Section 9.02(h), Section 9.02(i), Section 9.02(j), Section 9.02(k), Section 9.02(l) or Section 9.02(m) have not been satisfied within thirty (30) days following the date on which the Company Stockholder Approval is obtained; or

(iv)       at any time following the date of this Agreement, the condition set forth in Section 9.02(f) cannot be satisfied.

(d)	by the Company, if:

(i)         prior to the time that the Company Stockholder Approval is obtained, the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, including Section 6.03, to effectuate such termination of this Agreement solely in order to enter into a definitive, written agreement concerning a Superior Proposal; provided that, as a condition to the Company’s ability to terminate this Agreement pursuant to this Section 10.01(d)(i), the Company shall have paid any amounts due pursuant to Section 11.04(b) in accordance with the terms, and at the times, specified therein;

(ii)        there shall have been a material breach by Parent or Merger Subsidiary of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Subsidiary, which breach would, individually or in the aggregate, result in, the failure of the conditions set forth in Section 9.03(a) and which breach has not been cured within thirty (30) days following receipt of notice thereof to Parent or, by its nature, cannot be cured within such period; provided, however, that, at the time of delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement; or

(iii)        (A) all of the conditions set forth in each of Section 9.01 and Section 9.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), (B) the Company is, at such time, ready, willing and able to consummate the transactions contemplated by this Agreement and has not materially breached any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, and (C) on the Outside Date, none of the Parent, Merger Subsidiary nor the Surviving Corporation shall have received the proceeds of the Equity Financing or the Debt Financing.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto, except as set forth in Section 7.04 (Confidentiality), this Section 10.02 and Article 11 (Miscellaneous), including, without limitation, Section 11.04 (Expenses); provided that such termination shall not relieve any party from any liability for any willful or knowing breach of this Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

Ayelet Investments LLC

c/o Medical Equity Dynamics, LLC

370 Ravine Drive

Highland Park, Illinois 60035

Attention: James H. Desnick, M.D.

Facsimile No.: (847) 433-8307

E-mail: jimd@mma40.com

with a copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention:    Robert F. Wall

                     Brian M. Schafer

Facsimile No.: (312) 558-5700

E-mail:    rwall@winston.com

                bschafer@winston.com

if to the Company, to:

Conmed Healthcare Management, Inc.

7250 Parkway Drive, Suite 400

Hanover, Maryland 21076

Attention: Chief Executive Officer

Facsimile No.: (410) 712-4760

E-mail: RTurner@conmed-inc.com

with a copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: James A. Grayer, Esq.

Facsimile No.: (212) 715-8000

E-mail: jgrayer@kramerlevin.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival.  None of the representations, warranties, covenants and agreements in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article 11.

Section 11.03. Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.  Expenses.  (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)        Termination Fee; Termination Expenses. In recognition of the efforts, expenses and other opportunities foregone by each of the Company and Parent while structuring and pursuing the transactions contemplated by this Agreement:

(i)        The Company agrees to pay a fee (the “Company Termination Fee”) to Parent in the amount of $2,290,650:

(1)

if Parent terminates this Agreement pursuant to (A) Section 10.01(c)(i) or (B) Section 10.01(c)(ii) as a result of the failure of the conditions set forth in Section 9.02(a) following a breach of Section 6.03, or (C) Section 10.01(c)(ii) as a result of a breach by the Company of any of its covenants, agreements, representations or warranties set forth in this Agreement which breach individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect; provided that in the event any such breach described in the preceding clause (C) of this Section 11.04(b)(i)(1) arises as a result of legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of or relating to this Agreement or the Merger, then the aggregate payments by the Company to Parent pursuant to this Section 11.04(b) shall be reduced to an amount equal to the Reduced Termination Expenses;

(2)

if (x) the Company or Parent terminates this Agreement pursuant to (A) Section 10.01(b)(i) or (B) Section 10.01(b)(iii) and (y) (A) prior to such termination (in the case of termination pursuant to Section 10.01(b)(i) or the Company Stockholder Meeting (in the case of termination pursuant to Section 10.01(b)(iii)), a Company Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company’s stockholders or Board of Directors and not withdrawn (an “Acquisition Proposal Announcement”) and (B) within twelve (12) months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders a Company Acquisition Proposal or a Company Acquisition Proposal shall have been consummated, in which case the Company Termination Fee shall be paid contemporaneous with the entering into or consummation of a definitive agreement for, a Company Acquisition Proposal (provided, however, that for purposes of this clause (2), each reference to “15%” in the definition of Company Acquisition Proposal shall be deemed to be a reference to “50.1%”); or

(3)	if the Company terminates this Agreement pursuant to Section 10.01(d)(i).

(ii)       In addition to any payment of the Company Termination Fee that may be due and payable pursuant to this Agreement, if this Agreement is terminated pursuant to:

(1)

Section 10.01(c)(i), Section 10.01(c)(ii) (except as expressly provided in Section 11.04(b)(ii)(4)) or Section 10.01(d)(i), then the Company shall pay Parent, without limiting any of the other obligations or liabilities of the Company under this Agreement, an amount equal to all of the documented out-of-pocket expenses of Parent (the “Termination Expenses”) within two (2) Business Days after delivery to the Company of an itemization setting forth in reasonable detail all such reimbursable expenses; provided that the aggregate payments by the Company pursuant to Section 11.04(b)(i) together with the Termination Expenses under this Section 11.04(b)(ii) shall not exceed 5% of the aggregate Merger Consideration;

(2)

Section 10.01(b)(ii)(B) or Section 10.01(c)(iii) (other than due to a termination of this Agreement based upon the failure of the conditions to Closing set forth in Section 9.02(k)), then the Company shall pay Parent, without limiting any of the other obligations or liabilities of the Company under this Agreement, an amount equal to the Termination Expenses within two (2) Business Days after delivery to the Company of an itemization setting forth in reasonable detail all such reimbursable expenses; provided that the Company shall not be required to pay more than an aggregate of $1 million in Termination Expenses pursuant to this Section 11.04(b)(ii)(2) (the “Reduced Termination Expenses”);

(3)

Section 10.01(b)(i) or Section 10.01(b)(iii), then the Company shall pay Parent, without limiting any of the other obligations or liabilities of the Company under this Agreement, an amount equal to (A) in the case of a termination where prior to such termination an Acquisition Proposal Announcement shall have been made and not withdrawn, the Termination Expenses, or (B) in the case of a termination where there is no Acquisition Proposal Announcement, the Reduced Termination Expenses, within two (2) Business Days after delivery to the Company of an itemization setting forth in reasonable detail all such reimbursable expenses, unless, (x) in the case of any termination pursuant to Section 10.01(b)(i), Parent’s failure to fulfill any of its obligations under this Agreement has been the sole cause of the failure of the Merger to be consummated on or before the Outside Date and therefore no Termination Expenses shall be owed to Parent under this

Section 11.04(b)(ii)(3) or (y) in the case of any termination pursuant to Section 10.01(b)(iii) and there has been no Acquisition Proposal Announcement, Desnick fails to vote the Company Stock beneficially owned by him in favor of the adoption of this Agreement, the Merger and the transactions contemplated hereby at the Company Stockholder Meeting in accordance with the Voting Agreement between Desnick, Parent and the Company, and therefore no Reduced Termination Expenses shall be owed to Parent under this Section 11.04(b)(ii)(3); provided that the aggregate payments by the Company pursuant to Section 11.04(b)(i) together with the Termination Expenses under this Section 11.04(b)(ii) shall not exceed 5% of the aggregate Merger Consideration; and

(4)

Section 10.01(c)(ii), as a result of a breach by the Company of any of its covenants, agreements, representations or warranties set forth in this Agreement, other than as expressly described in clauses (B) or (C) of Section 11.04(b)(i)(1), then the Company shall pay Parent, without limiting any of the other obligations or liabilities of the Company under this Agreement, an amount equal to the Termination Expenses within two (2) Business Days after delivery to the Company of an itemization setting forth in reasonable detail all such reimbursable expenses; provided that the Company shall not be required to pay more than an aggregate of $1.5 million in Termination Expenses pursuant to this Section 11.04(b)(ii)(4).

(iii)        Parent agrees to pay a fee (the “Parent Termination Fee”) to the Company in the amount of $2,290,650 if the Company terminates this Agreement pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii). Pursuant to the terms of the Limited Guarantee, James H. Desnick M.D. unconditionally guarantees to the Company all obligations of Parent pursuant to this Section 11.04(b)(iii).

(c)        The payment of the Company Termination Fee or the Parent Termination Fee, as applicable, shall be made by wire transfer of immediately available funds by the Company or Parent, as applicable, within two (2) Business Days following the termination of this Agreement in the case of Section 11.04(b)(i)(1) and (3) or in the case of Section 11.04(b)(ii), and within two (2) Business Days of the event giving rise to the payment of the Company Termination Fee in the case of Section 11.04(b)(i)(2). For the avoidance of doubt, any payment to be made by any party under Section 11.04(b) shall be payable only once to such other party with respect to Section 11.04(b) and not in duplication even though such payment may be payable under one or more provisions hereof or on more occasion pursuant to the same subsection of this Section 11.04.

(d)       Exclusive Remedy.

(i)        Except as provided in Section 11.13, the parties acknowledge that the payments required to be made pursuant to Section 11.04(b) shall be, with respect to the matters giving rise to the payments in clause (b) of this Section, the sole and exclusive remedy of the parties hereto for monetary damages under this Agreement related to the matters giving rise to such payments. Notwithstanding anything to the contrary in this

Agreement, in the event of termination of this Agreement pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii), the guarantee pursuant to the Limited Guarantee, except in the case of fraud or willful misconduct, shall be the sole remedy of the Company and its Subsidiaries against Desnick or the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees or Financing Sources of Desnick, Parent, Merger Subsidiary or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (each a “Related Party”) for any losses or damages suffered as a result of any breach of any representation, warranty, covenant or agreement made by Parent or Merger Subsidiary in this Agreement or in any certificate or other document delivered in connection herewith or the failure of the Merger to be consummated, and upon payment of such amounts if and when due, none of Desnick, Parent, Merger Subsidiary or any of their Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(ii)        The parties hereto acknowledge that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, if the Company or Parent fails to pay in a timely manner the amounts due pursuant to this Section 11.04, and, in order to obtain such payment, Parent or the Company makes a claim that results in a judgment against the Company or Parent for the amounts set forth in this Section 11.04, the Company or Parent, as applicable, shall pay to Parent or the Company the reasonable costs and expenses of Parent or the Company, as applicable (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 11.04 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Each of the parties further acknowledge that the Company Termination Fee or the Parent Termination Fee, as the case may be, is not a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

Section 11.05. Disclosure Schedule and SEC Document References.  The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or any Company SEC Document filed after December 31, 2010 and before the date hereof shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that is contained in this Agreement if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed;

provided that in no event shall any information contained in any part of the Company SEC Document filed after December 31, 2010 and before the date hereof entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or, as applicable, disclosure for purposes of) any representations and warranties of the Company contained in this Agreement. The inclusion of any information in the Company Disclosure Schedule or in any Company SEC Document filed after December 31, 2010 and before the date hereof, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business.

Section 11.06. Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)        No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided, however, that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any assignment in violation of the foregoing shall be null and void.

Section 11.07. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction.  Each of the parties hereto (a) agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, (b) irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 11.11. Entire Agreement.  This Agreement, the Confidentiality Agreement, the Limited Guarantee and each of the Voting Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance; Monetary Damages.  The parties hereto agree that irreparable damage would occur to Parent or Merger Subsidiary if any provision of this Agreement were not performed in accordance with the terms hereof and that Parent and Merger Subsidiary shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by the Company or to enforce specifically against the Company the performance of the terms and provisions hereof by the Company, in any federal court located in the State of Delaware or any Delaware state court having jurisdiction over the question, in addition to any other remedy to which Parent and Merger Subsidiary are entitled at law or in equity. The Company hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement, in addition to any other remedy that may be available at law or in equity. Notwithstanding anything herein to the contrary, the parties hereto further acknowledge and agree that the Company shall not be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Subsidiary or otherwise seek to enforce specifically or through any other equity rule or remedy against Parent or Merger Subsidiary the terms and provisions of this Agreement, and that the Company’s sole and exclusive remedy with respect any such breach shall be the remedy available to the Company pursuant to Section 11.04(b)(iii); provided that the

Company shall be entitled to specific performance against Parent and Merger Subsidiary to prevent any breach by Parent or Merger Subsidiary of Section 7.04.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

CONMED HEALTHCARE MANAGEMENT, INC.

By:	/s/ Richard Warren Turner
Name: Richard Warren Turner
Title: Chairman of the Board

AYELET INVESTMENTS LLC

By:	/s/ James H. Desnick, M.D.
Name:
Title:

AYELET MERGER SUBSIDIARY, INC.

By:	/s/ James H. Desnick, M.D.
Name:
Title:

SCHEDULE A

James H. Desnick, M.D.

Edward F. Heil

John Pappajohn

SCHEDULE B

James H. Desnick, M.D.

EXHIBIT A

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) dated as of                     , 2011 by and between [Parent], a Delaware limited liability company (“Parent”), and the undersigned stockholder (“Stockholder”) of [Raven], a Delaware corporation (the “Company”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, [Merger Subsidiary], a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Subsidiary”) and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the parties to the Merger Agreement will perform their obligations thereunder in accordance with the terms and subject to the conditions set forth therein;

WHEREAS, the Company’s Board of Directors has, prior to the execution of this Agreement, approved and adopted the Merger Agreement, and such approval and adoption has not been withdrawn;

WHEREAS, Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such number of shares of Company Stock and such number of Company Stock Options and Warrants as set forth on Schedule 1; and

WHEREAS, in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, and as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Subsidiary have requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to his Shares and certain other matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties, intending to be legally bound, hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.  Definitions.  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)        “Shares” means (i) all securities of the Company (including Company Stock, Company Stock Options, Warrants and other options, warrants and other rights to acquire shares of Company Stock) beneficially owned by Stockholder as of the date hereof (including without limitation, all securities of the Company set forth on Schedule 1) and (ii) all additional securities of the Company (including Company Stock, Company Stock Options, Warrants, other options, warrants and rights to acquire shares of Company Stock, and any such shares of Company Stock acquired as a result of exercise or settlement thereof) of which Stockholder acquires beneficial ownership during the period from the date of this Agreement through the record date for the Company Stockholder Meeting or, if later, the record date for any adjournment or postponement thereof (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(b)        For the purposes of this Agreement, a Person shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (whether with or without consideration) (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Share or any interest in such Share, (ii) grants any proxies or power of attorney or (iii) enters into an agreement or commitment, whether or not in writing, providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Share or any interest therein.

Section 1.02.  Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, and Schedules are to Articles, Sections, and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

AGREEMENT TO VOTE; GRANT OF PROXY

Section 2.01.  Agreement To Vote Shares.  (a) Prior to the termination of this Agreement, at every meeting of stockholders of the Company called, including the Company Stockholder Meeting, and at every adjournment, postponement or continuation thereof, and on every action or approval by written consent of stockholders of the Company, Stockholder shall, or shall cause the holder of record of any Shares on any applicable record date to, vote all Shares that Stockholder is entitled to vote in favor of (i) the adoption of the Merger Agreement and (ii) any related matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated.

(b)        Stockholder agrees that prior to termination of this Agreement he will not (and will cause the holder of record on any applicable record date not to) vote any Shares in favor of, or consent to, and will (and will cause the holder of record on any applicable record date to) vote against and not consent to, the approval of any (i) Company Acquisition Proposal (other than the Merger), (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company (other than the Merger), (iii) corporate action the consummation of which would materially frustrate the purposes, prevent or delay the consummation, of the transactions contemplated by the Merger Agreement, (iv) any change in the board of directors of the Company, except as contemplated by the Merger Agreement or otherwise agreed to in writing by Parent, (v) any material change in the present capitalization or dividend policy of the Company, or (vi) any material change in the Company’s corporate structure, the Company’s articles of incorporation, charter or bylaws or comparable organizational documents of the Company, except as contemplated by the Merger Agreement or otherwise agreed to in writing by Parent.

Section 2.02.    Irrevocable Proxy.  Stockholder hereby revokes and agrees to cause to be revoked any and all previous proxies granted with respect to the Shares. During the period commencing on the date hereof and continuing until this Agreement is terminated in accordance with and pursuant to Section 5.04 hereof, Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner expressly provided in Section 2.01 as Parent or its proxy or substitute shall, in Parent’s reasonable discretion, deem proper with respect to all of the Stockholder’s Shares. Except as provided in the following sentence, the proxy granted by Stockholder pursuant to this Section 2.02 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement. The proxy granted by Stockholder shall be revoked automatically and without any further act of Stockholder upon termination of this Agreement in accordance with its terms.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.01.     Stockholder represents and warrants to Parent that:

(a)        Corporation Authorization.  Unless Stockholder is a natural Person, the execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the corporate (or equivalent) powers of Stockholder and have been duly authorized by all necessary corporate (or equivalent) action. If Stockholder is a natural Person, he or she (or the representative or fiduciary signing on his or her behalf, as applicable) has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes a valid and binding agreement of Stockholder.

(b)        Non-Contravention.  The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any Applicable Law, (b) require any filing or registration with, or any consent, approval or authorization of, any Governmental Authority, (c) require any other consent or action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under, any provision of any material agreement or other instrument binding on

Stockholder or (d) result in the imposition of any Lien on any Shares beneficially owned by Stockholder, except for (i) such violations that would not prevent, delay or impair Stockholder from performing Stockholder’s obligations under this Agreement, or (ii) such filings, registrations, consents, approvals or authorizations the failure of which to be obtained or made would not prevent, delay or impair Stockholder from performing Stockholder’s obligations under this Agreement .

(c)        Ownership of Shares.  (i) Stockholder is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of the shares of Company Stock set forth on Schedule 1, all of which are free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such shares).

(ii)        Stockholder is the owner of the Company Stock Options and Warrants set forth on Schedule 1, which are exercisable for or convertible upon settlement into the number of shares of Company Stock set forth below them on Schedule 1. All such Company Stock Options and Warrants are, and all such shares of Company Stock issuable upon the exercise or settlement of such Company Stock Options and Warrants will be, free and clear of any Liens and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such options or shares).

(iii)       For each of the Shares owned by Stockholder, Stockholder has (A) the sole right to vote, (B) the sole power of disposition, and (C) the sole power to demand dissenter’s rights, if applicable. None of the shares of Company Stock, Company Stock Options and Warrants set forth on Schedule 1 are (or, if unissued, will be upon issuance) subject to any proxy, voting trust or other agreement or arrangement with respect to the voting or disposition of such shares, options or warrants.

(d)        Total Shares.  Except for the securities set forth on Schedule 1 (including the shares of Company Stock issuable upon the exercise or settlement of any such securities), Stockholder does not beneficially own any (a) shares of capital stock or voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (c) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(e)        Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

(f)        Litigation.  As of the date of this Agreement, there is no action, proceeding or investigation pending or, to the knowledge of Stockholder, threatened against Stockholder that questions the validity of this Agreement or any action taken or to be taken by Stockholder in connection with this Agreement.

(g)        Reliance.  Stockholder understands and acknowledges that each of Parent and Merger Subsidiary are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

(h)        Company Acquisition Proposals.  As of the date of this Agreement, Stockholder is not engaged in any discussions or negotiations with any party other than Parent with respect any Company Acquisition Proposal.

Section 3.02. Parent represents and warrants to Stockholder that:

(a)        Authorization.  Parent is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has the full limited liability company capacity, right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

(b)        Non-Contravention.  The execution, deliver and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not (a) violate its certificate of incorporation or by-laws (or similar governing documents) or any Applicable Law, (b) require any filing or registration with, or any consent, approval or authorization of, any Governmental Authority, or (c) require any other consent or action by any Person under, constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Parent or any other Person is entitled under, any provision of any material agreement or other instrument binding on Parent, except such filings, registrations, consents, approvals or authorizations the failure of which to be obtained or made would not prevent, delay or impair Parent from performing its obligations under this Agreement.

ARTICLE 4

COVENANTS

Section 4.01.  Transfer Restrictions.  Prior to the termination of this Agreement Stockholder agrees not to cause or permit any Transfer of any of Stockholder’s Shares to be effected, except (a) as contemplated by the Merger Agreement, (b) by operation of law (so long as this Agreement shall bind the transferee to the fullest extent as if the transferee were the Stockholder hereunder), or (c) as specifically required by court order; provided, however, that nothing contained herein will be deemed to restrict the ability of Stockholder to (i) exercise any stock options or warrants of the Company held by Stockholder, (ii) transfer Shares in connection with estate and charitable planning purposes or for the benefit of one or more members of the Stockholder’s immediate family, so long as the transferee, prior to such Transfer, is bound to the fullest extent as if the transferee were Stockholder hereunder, or (iii) by will in which case this Agreement shall bind the transferee. Stockholder agrees not to deposit (or permit the deposit of) any of Stockholder’s Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares, or prior to the termination of this Agreement take any action that would make any representation, warranty or covenant of the Stockholder contained herein materially untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement.

Section 4.02.  Legending of Shares.  If so requested by Parent in respect of any Shares, Stockholder agrees that such Shares shall bear a legend stating that they are subject to this Agreement.

Section 4.03.  Appraisal Rights.  Stockholder agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

Section 4.04.  Further Assurances.  Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its or his commercially reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws, to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE 5

MISCELLANEOUS

Section 5.01.  Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require Stockholder to attempt to) limit or restrict Stockholder to act in his capacity as a director or officer of the Company or any designee of Stockholder who is a director or officer of the Company from acting in such capacity or voting in such Person’s sole discretion on any matter (it being understood that this Agreement shall apply to Stockholder solely in his capacity as a stockholder of the Company). No action taken by Stockholder in his capacity as a director or officer of the Company shall be deemed to constitute a breach of any provision of this Agreement.

Section 5.02.  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

Section 5.03.  Amendments.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 5.04.  Termination.  This Agreement shall terminate:

(a)        upon the earliest to occur of:

(i)         the Effective Time;

(ii)        the termination of the Merger Agreement in accordance with its terms;

(b)        at any time upon the written agreement of Parent and Stockholder; and

(c)        the amendment or modification of the Merger Agreement as in effect as of the date hereof to reduce the Merger Consideration or otherwise change the terms and conditions, taken as a whole, of the Merger Agreement in a way that is materially adverse to the holders of Common Stock solely in their capacities as holders of Common Stock.

Section 5.05.  Breach; Survival.  No party hereto shall be relieved from any liability for breach of this Agreement by reason of any termination of this Agreement. Regardless of the foregoing, Sections 5.06 through 5.13 of this Agreement will survive the termination of this Agreement.

Section 5.06.  Publication.  Stockholder authorizes the Company to publish and disclose in any announcement, disclosure or filing required by any Governmental Authority, Stockholder’s identity and ownership of Shares and the nature of his commitments, arrangements and understandings made pursuant to this Agreement.

Section 5.07.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.08.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent. No person, other than the parties hereto and their successors and permitted assigns, shall have right, remedy, or claim under or in respect of this Agreement or any provision hereof.

Section 5.09.  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b)        Each of the parties hereto (i) agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, (ii) irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) agrees that service of process on such party as provided in Section 5.10 shall be deemed effective service of process on such party.

(c)        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10.  Notices.  All notices, requests and other communications to any party under this Agreement will be made in writing (including facsimile transmission) and shall be given,

if to Parent, to:

[Name of Parent]

[Address]

[Address]

Attention: [Name]

Facsimile No.: [Number]

with a copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention:        Robert F. Wall

                         Brian M. Schafer

Facsimile No.: (312) 558-5700

if to Stockholder, to:

[Name of Stockholder]

[Address]

[Address]

Attention: [Name]

Facsimile No.: [Number]

[with a copy to:

[Name of Stockholder’s Counsel]

[Address]

[Address]

Attention: [Name]

Facsimile No.: [Number]]

Section 5.11.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.12.  Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.13.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 5.14.  Pending Bankruptcy of Stockholder.  In the event that Stockholder shall be the subject of a pending bankruptcy petition under Title 11 of the United States Code, this Agreement shall not become effective with respect to or binding upon Stockholder, and none of the representations, warranties, covenants or agreements of Stockholder (except for the covenant set forth in the last sentence of this Section 5.14) shall be deemed to be given, true or correct (in the case of representations and warranties) or made (in the case of covenants and agreements) until the first date on which this Agreement and the transactions contemplated hereby have been duly approved by the bankruptcy court exercising jurisdiction over such case by virtue of the entry of an order authorizing Stockholder to enter into this Agreement (the “Approval Order”), and the expiration of any period in which an appeal may be filed to such Approval Order without the entry of an order staying the effect of the Approval Order. Stockholder hereby agrees that Stockholder will use Stockholder’s commercially reasonable efforts to expedite the filing of any pleadings necessary or appropriate to cause the bankruptcy court to enter the Approval Order as expeditiously as possible.

Section 5.15.  Board of Directors Action.  No action taken by the Board of Directors of the Company (including the withdrawal, modification or amendment of the Company Board Recommendation that the shareholders of the Company vote in favor of the adoption of the Merger Agreement) shall modify, alter, change or otherwise affect the obligations of Stockholder hereunder, subject to Section 5.01.

Section 5.16.  Legal Counsel.  Stockholder acknowledges that he has been advised to, and has had the opportunity to consult with his personal attorney prior to entering into this Agreement. Stockholder acknowledges that attorneys for Parent represent the Parent and do not represent any of the stockholders of the Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby. Stockholder acknowledges that attorneys for the Company represent the Company and do not represent any of the stockholders of the Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

Section 5.17.  Entire Agreement.  This Agreement (including, without limitation, the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

[PARENT]

By:
Name:
Title:

STOCKHOLDER:

Name:

Schedule 1

Shares Beneficially Owned by Stockholder

              shares of Company Stock

              Company Stock Options

              shares of Company Stock issuable upon exercise of such outstanding Company Stock Options

              Warrants

              shares of Company Stock issuable upon exercise of such outstanding Warrants

EXHIBIT B

FORM OF CERTIFICATE OF INCORPORATION

OF

[SURVIVING CORPORATION]

FIRST:  The name of the corporation is [                    ] (the “Corporation”).

SECOND:  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH:  The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of Class A common stock, par value $0.01 per share.

FIFTH:  The Board of Directors shall have the power and is authorized to make, adopt, alter, amend or repeal the bylaws of the Corporation.

SIXTH:  Election of directors need not be by written ballot unless the bylaws so provide.

SEVENTH:  The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH:  (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(2)(a)        Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE EIGHTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE EIGHTH shall be a contract right.

(b)        The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(3)        The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(4)        The rights and authority conferred in this ARTICLE EIGHTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5)        Neither the amendment nor repeal of this ARTICLE EIGHTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE EIGHTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

NINTH:  The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate this                      day of                     , 2011.

By:
Name:
Title: